EXHIBIT 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

GENWORTH FINANCIAL, INC.

AND

SUN LIFE FINANCIAL INC.

January 10, 2007

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1.44.	Laws.	8
1.45.	Liens.	8
1.46.	Material Adverse Effect.	8
1.47.	Multiemployer Plan.	9
1.48.	Owned Intellectual Property.	9
1.49.	Permits.	9
1.50.	Permitted Liens.	9
1.51.	Person.	9
1.52.	PIC.	9
1.53.	PIC Stock.	10
1.54.	Post-Closing Tax Period.	10
1.55.	Pre-Closing Tax Period.	10
1.56.	Producers	10
1.57.	Purchase Price.	10
1.58.	Purchased Stock.	10
1.59.	Regulated Companies.	10
1.60.	Return.	10
1.61.	Securities Act.	10
1.62.	Service Providers.	11
1.63.	Stock Sale Business.	11
1.64.	Stock Sale Companies.	11
1.65.	Subsidiary.	11
1.66.	Tax or Taxes.	11
1.67.	Tax Proceeding.	11
1.68.	Tax Sharing Agreement.	11
1.69.	Third Party Accountants.	12
1.70.	Trademark License Agreement.	12
1.71.	Transition Services Agreement.	12
1.72.	WARN.	12
1.73.	Windsor Sublease Amendment.	12
1.74.	Other Terms.	12

ARTICLE II PURCHASE AND SALE OF STOCK		14

2.1.	Transfer of Stock.	14
2.2.	Resignations of Directors and Officers.	14
2.3.	Closing Date.	15
2.4.	Allocation of Purchase Price.	15
2.5.	Second Closing.	15
2.6.	Purchase Price Adjustment.	15

ARTICLE III REPRESENTATIONS AND WARRANTIES OF GENWORTH		18

3.1.	Incorporation.	18
3.2.	Corporate Status and Authority of the Stock Sale Companies.	19
3.3.	No Conflicts; Consents and Approvals, etc.	20
3.4.	Authorization.	20
3.5.	Capital Stock of the Stock Sale Companies.	21
3.6.	Financial Statements.	21

3.7.	Reserves.	22
3.8.	Absence of Undisclosed Liabilities.	23
3.9.	Absence of Changes.	24
3.10.	Property; Assets.	26
3.11.	Contracts.	27
3.12.	Employee Benefits.	29
3.13.	Employees; Labor Matters.	30
3.14.	Technology and Intellectual Property.	32
3.15.	Governmental Authorizations; Compliance with Law; Forms and Policies.	33
3.16.	Litigation.	36
3.17.	Brokers.	37
3.18.	Insurance.	37
3.19.	Environmental Matters.	37
3.20.	Bank Accounts.	38
3.21.	Regulatory Qualifications.	39
3.22.	Investment Assets.	39
3.23.	Investment Company.	39
3.24.	Affiliate Transactions.	39
3.25.	Phoenix Reinsurance Agreements.	40
3.26.	Finite Insurance.	40
3.27.	Internal Controls and Procedures.	41
3.28.	Disclosure.	41

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER		41

4.1.	Organization.	42
4.2.	Authorization.	42
4.3.	No Conflicts; Consents and Approvals, etc.	42
4.4.	Purchase for Investment; Restricted Shares.	43
4.5.	No Broker.	43
4.6.	Financing.	43

ARTICLE V COVENANTS OF THE BUYER AND GENWORTH		43

5.1.	Satisfaction of Closing Conditions.	43
5.2.	Publicity.	43
5.3.	Cooperation; Regulatory Filings; Other Consents.	44
5.4.	Certain Notices.	46
5.5.	Confidentiality and Non-Solicitation.	46
5.6.	Investigations: Pre-Closing Access.	48
5.7.	Operation in Ordinary Course.	49
5.8.	Compliance with Law.	52
5.9.	Intercompany Accounts.	52
5.10.	Insurance.	52
5.11.	Additional Information.	53
5.12.	Transfers of Intellectual Property ; Use of Certain Owned Intellectual Property.	53
5.13.	Ancillary Agreements.	54
5.14.	Non-Competition.	54
5.15.	Post-Closing Cooperation.	56

5.16.	COLI Liabilities.	57
5.17.	Genworth Guarantees.	57
5.18.	Facilities Sublease.	57

ARTICLE VI CONDITIONS PRECEDENT TO CLOSING		57

6.1.	Conditions Precedent to Each Party’s Obligations.	57
6.2.	Conditions Precedent to Obligations of the Buyer.	58
6.3.	Conditions Precedent to Obligations of Genworth.	59
6.4.	Conditions to Second Closing.	60

ARTICLE VII TAX MATTERS		60

7.1.	Tax Representations.	60
7.2.	Tax Returns.	62
7.3.	Tax Payments.	63
7.4.	Refunds.	64
7.5.	Cooperation.	64
7.6.	Tax Indemnification.	65
7.7.	Section 338 Elections	68
7.8.	Termination of Existing Tax Sharing Agreements.	69
7.9.	Survival and Exclusivity.	70

ARTICLE VIII COVENANTS REGARDING EMPLOYEES		70

8.1.	Employee Benefit Matters.	70

ARTICLE IX TERMINATION		72

9.1.	Termination.	72
9.2.	Effect of Termination.	72

ARTICLE X INDEMNIFICATION		73

10.1.	Indemnification by Genworth.	73
10.2.	Indemnification By Buyer.	74
10.3.	Indemnification Procedures.	75
10.4.	Insurance Proceeds.	76
10.5.	After-Tax Calculation.	76
10.6.	Treatment of Indemnification; Certain Reserves.	76
10.7.	Survival of Representations and Warranties.	76
10.8.	Exclusivity of Rights and Procedures.	77

ARTICLE XI MISCELLANEOUS		77

11.1.	Entire Agreement.	77
11.2.	Amendment.	77
11.3.	Certain Limitations.	77
11.4.	Extension; Waiver.	78
11.5.	Expenses.	78
11.6.	Bulk Sales Waiver.	78
11.7.	Governing Law.	78
11.8.	Assignment.	78

11.9.	Notices.	78
11.10.	Counterparts; Headings.	79
11.11.	Interpretation; Construction.	79
11.12.	Severability.	80
11.13.	No Reliance.	80
11.14.	Retention of and Access to Records.	80
11.15.	Cooperation.	81
11.16.	Further Assurances.	81
11.17.	Specific Performance.	81
11.18.	Consent to Jurisdiction; Waiver of Jury Trial.	82

EXHIBITS*

Exhibit A	Form of Buyer Closing Certificate
Exhibit B	Form of Genworth Closing Certificate
Exhibit C	Form of Trademark License Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Tax Sharing Agreements Release
Exhibit F	Form of Windsor Sublease Amendment

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SCHEDULES*

Schedule 2.2	Resignations of Directors and Officers
Schedule 2.4	Allocation of Purchase Price
Schedule 3.2(a)	GLHIC: Corporate Status
Schedule 3.2(b)	GEGA: Corporate Status
Schedule 3.2(c)	CA Benefits: Corporate Status
Schedule 3.2(d)	DHI: Corporate Status
Schedule 3.2(e)	PIC: Corporate Status
Schedule 3.3(a)	Genworth Conflicts
Schedule 3.3(b)	Genworth Required Jurisdictions
Schedule 3.5	Capital Stock; Options
Schedule 3.6(c)	Deficiencies and Adjustments
Schedule 3.7(a)	Reserves: Statutory Practices and Policies
Schedule 3.7(b)	Reserves: GAAP Practices and Policies
Schedule 3.8	Undisclosed Liabilities
Schedule 3.9	Absence of Changes
Schedule 3.10	Properties; Assets; Leases
Schedule 3.11(a)	Contracts
Schedule 3.11(b)	Reinsurance Agreements
Schedule 3.12(b)	Employee Benefit Plans
Schedule 3.12(c)	IRS Determination Letters
Schedule 3.12(e)	Compensation Obligations
Schedule 3.13(a)	Employee Information
Schedule 3.13(e)	Labor Matters
Schedule 3.14(a)	Registered Intellectual Property and Common Law Trademarks
Schedule 3.14(b)	Material Computer Programs
Schedule 3.14(c)	Granted Intellectual Property Rights
Schedule 3.14(d)	Intellectual Property Claims
Schedule 3.14(g)	Intellectual Property Unavailable After Closing
Schedule 3.15(a)	Compliance with Law; Permit Exceptions
Schedule 3.15(b)	Insurance Policies
Schedule 3.15(d)	Filings
Schedule 3.15(f)	Policy Benefits
Schedule 3.15(g)	Policy Dividend and Refund Entitlements
Schedule 3.15(h)	Independent Agents or Producers
Schedule 3.16	Litigation; Proceedings
Schedule 3.18(a)	General Insurance Programs
Schedule 3.18(b)	Stock Sale Company Insurance Programs
Schedule 3.19	Environmental Matters
Schedule 3.20	Bank Accounts
Schedule 3.22	Investment Assets
Schedule 3.24	Affiliate Agreements with Directors and Employees
Schedule 3.25	Phoenix Reinsurance Contract
Schedule 3.26	Finite Insurance
Schedule 4.3(a)	Buyer Conflicts

Schedule 4.3(b)	Buyer Approvals; Buyer Required Jurisdictions
Schedule 5.3(d)(i)	Transferred Contracts
Schedule 5.7	Capital Expenditures
Schedule 5.9	Intercompany Accounts
Schedule 5.11	Additional Information
Schedule 5.12	Intellectual Property to be Transferred and Contracts to be Assigned to the Stock Sale Companies
Schedule 5.17	Genworth Guaranties
Schedule 6.2	Replaced Stock Sale Companies Contract
Schedule 6.4	Conditions Precedent to Second Closing
Schedule 7.1	Tax Exceptions
Schedule 8.1(f)	Genworth/EBG Retention Plan

*	The Exhibits and Schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of the Exhibits or the Schedules to the Securities and Exchange Commission upon request.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of the 10th day of January, 2007, by and between GENWORTH FINANCIAL, INC., a Delaware corporation (“Genworth”), and SUN LIFE FINANCIAL INC., a company organized under the Laws of Canada (the “Buyer”).

RECITALS

WHEREAS, Genworth owns, directly or indirectly: (i) 1,500 shares of Capital Stock (the “GLHIC Stock”) of Genworth Life and Health Insurance Company, a stock life insurance company organized under the Laws of the State of Connecticut (“GLHIC”), representing 100% of the outstanding Capital Stock of GLHIC; (ii) 100 shares of Capital Stock (the “GEGA Stock”) of Genworth Administrators, Inc., formerly known as GE Group Administrators, Inc., a Delaware corporation (“GEGA”), representing 100% of the outstanding Capital Stock of GEGA; (iii) one share of Capital Stock (the “DHI Stock”) of Dental Holdings, Inc., a Connecticut corporation (“DHI”), representing 100% of the outstanding Capital Stock of DHI, which owns 2,000 shares of Capital Stock (the “CA Benefits Stock”) of California Benefits Dental Plan, Inc., a California corporation (“CA Benefits”), representing 100% of the outstanding Capital Stock of CA Benefits; and (iv) 25,000 shares of Capital Stock (the “PIC Stock”) of Professional Insurance Company, an insurance company organized under the Laws of the State of Texas (“PIC”) (collectively, together with GLHIC, GEGA, DHI, and CA Benefits, the “Stock Sale Companies”) representing 100% of the outstanding Capital Stock of PIC (collectively, together with the GLHIC Stock, the GEGA Stock, the DHI Stock, the “Purchased Stock”);

WHEREAS, the Stock Sale Companies are currently engaged primarily in the sale and administration of insurance products and other employment-based benefits and services (such businesses as presently conducted by the Stock Sale Companies are referred to collectively as the “Stock Sale Business”); and

WHEREAS, in connection with the purchase and sale of the Purchased Stock, Genworth and the Buyer wish to enter into, or to cause appropriate Affiliates to enter into: (i) the Transition Services Agreement; (ii) the Windsor Sublease Amendment; and (iii) the Trademark License Agreement (together with the Windsor Sublease Amendment and the Transition Services Agreement, the “Ancillary Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Genworth and the Buyer agree that:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

1.1. Affiliate.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2. Agreement.

“Agreement” shall mean this Stock Purchase Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

1.3. Ancillary Agreements.

“Ancillary Agreements” shall have the meaning given to it in the Recitals to this Agreement.

1.4. Applicable SAP.

“Applicable SAP” shall mean, for GLHIC, the statutory accounting practices prescribed or permitted by the Connecticut Insurance Department, and for PIC, the statutory accounting practices prescribed or permitted by the Texas Department of Insurance.

1.5. Approval.

“Approval” shall mean any consent, approval, permit, order, waiver or authorization of or filing with any third party or any Governmental Authority.

1.6. Baylor Litigation.

“Baylor Litigation” shall mean the dispute that is the subject of the matter pending before the American Arbitration Association captioned Baylor University Medical Center, et al. v. GE Group Life Assurance Company, et al., Case No. 71 193 Y 00068 06.

1.7. Books and Records.

“Books and Records” shall mean all records (including computer generated, recorded or stored records) of the Stock Sale Companies and all other records reasonably necessary to administer, manage and operate the Stock Sale Business in the possession of Genworth or one of its Subsidiaries other than the Stock Sale Companies, including customer lists, contract forms, applications, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting, claims handling and reserving manuals, corporate and accounting and other records (including the books of account and other records), tax records, disclosure and other documents and filings required under applicable insurance Laws, financial records, and compliance records relating to the Stock Sale Companies, including any database, magnetic or optical media and any other form of recorded, computer generated or stored information or process relating to the operation of the Stock Sale Business.

1.8. Business Day.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in the city of Hartford, Connecticut or Toronto, Canada are authorized or obligated by Law or executive order to close.

1.9. Buyer.

“Buyer” shall have the meaning given to it in the Preamble to this Agreement.

1.10. Buyer Closing Certificate.

“Buyer Closing Certificate” shall mean the certificate of the Buyer substantially in the form of Exhibit A attached hereto.

1.11. Buyer Indemnified Persons.

“Buyer Indemnified Persons” shall mean the Buyer and its Affiliates and each of their respective directors, officers, employees, agents and stockholders.

1.12. CA Benefits.

“CA Benefits” shall have the meaning given to it in the Recitals to this Agreement.

1.13. CA Benefits Stock.

“CA Benefits Stock” shall have the meaning given to it in the Recitals to this Agreement.

1.14. Capital Stock.

“Capital Stock” of any Person means any and all shares, equity interests, membership interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person.

1.15. Closing.

“Closing” shall mean the closing of the transactions contemplated by this Agreement to be conducted at 10:00 a.m., local time, on the Closing Date, at the offices of Hunton & Williams, 200 Park Avenue, New York, New York 10166.

1.16. COBRA.

“COBRA” shall mean Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.17. Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and, where appropriate, any predecessor or successor provisions of Law, and all regulations thereunder.

1.18. COLI Liabilities.

“COLI Liabilities” shall mean, except with respect to liabilities or obligations arising out of actions taken by or on behalf of Buyer after the Closing other than as required by applicable Law or directed by Genworth pursuant to Section 5.16, all liabilities or obligations (including attorneys’ fees and any other related expenses) to any Person, arising out of, under or relating to the Group Executive Ordinary, Select Executive Life and Select Executive Ordinary plans, including any liability for consequential, exemplary, punitive, treble, special or any other form of extra contractual damages or liability, including those which arise from any alleged or actual act, error or omission, whether or not intentional, in bad faith or otherwise; provided, however, that any liabilities and obligations arising under the express terms and within the limits of any applicable group life insurance policy issued under such plans shall not be included.

1.19. Confidential Information.

“Confidential Information” shall mean the following items, whether existing now or created in the future: (a) all knowledge or information concerning the business, operations and assets of the Buyer, Genworth, the Stock Sale Companies or any of their respective Affiliates which is not readily available to the public such as: internal operating procedures; investment strategies; sales data and customer lists; financial plans, projections and reports; and insurance and investment company programs, plans and products (including all data, descriptions and documents); (b) all property owned, licensed and/or developed by or for the Buyer, Genworth or the Stock Sale Companies or of each of their respective clients and not readily available to the public, such as computer systems, programs, software and devices, plus information about the design, methodology and documentation therefor; (c) information about or personal to the Buyer’s, Genworth’s or the Stock Sale Companies’ insureds, employees, agents or applicants for any of such statuses; (d) information, materials, products or any other tangible or intangible assets in the Buyer’s, Genworth’s or the Stock Sale Companies’ possession or under their respective control which is proprietary to, or confidential to or about any other Person; (e) proprietary or confidential information obtained from Persons conducting business with the Buyer, Genworth or the Stock Sale Companies in any capacity; (f) records and repositories of all of the foregoing, in whatever form maintained; (g) analyses, compilations, forecasts, studies and other documents incorporating any of the foregoing, irrespective of who has prepared such documents; (h) the fact that this Agreement exists, that Confidential Information is being or has been provided to the Buyer or its Affiliates, that discussions or negotiations are taking or have taken place concerning the transactions contemplated by this Agreement, or any of the terms, conditions or other facts with respect thereto, including the status thereof; and (i) any information provided pursuant to or subject to any prior written agreements entered into with respect to the transactions contemplated by this Agreement concerning confidentiality between the Buyer and Genworth or any of their respective Affiliates.

Notwithstanding the foregoing, the following shall not be considered Confidential Information: (a) information publicly available or generally known within the insurance or data processing industries; (b) information known to the Buyer or Genworth, as the case may be, prior to disclosure hereunder, provided that such information is not known by the Buyer or Genworth, as appropriate, to be subject to another confidentiality agreement with or other obligation of secrecy to another party; (c) information independently developed by the Buyer or Genworth without the use of Confidential Information; (d) information that is furnished to a third party by Genworth on a non-confidential basis; or (e) information that becomes available to the Buyer or Genworth on a non-confidential basis from sources other than the Buyer or Genworth or their respective Affiliates; provided that such sources are not known by the Buyer or Genworth, as appropriate, to be bound, with respect to such information, by a confidentiality agreement with or other obligation of secrecy to another party. Failure to mark any material or information “confidential” shall not affect the confidential nature thereof.

1.20. Contracts.

“Contracts” shall mean any agreement, lease, contract, note, loan, guarantee, security agreement, mortgage, indenture, reinsurance treaty, deed of trust or any other written instrument, other than Policies.

1.21. Damages.

“Damages” shall mean any losses, liabilities, claims, obligations, judgments, settlements, awards or fines (including interest, taxes and penalties with respect thereto), amounts paid out or claimed pursuant to guaranties, damages, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim; provided, that Damages shall exclude incidental, consequential or punitive damages unless such incidental, consequential or punitive damages are sought from or awarded against an Indemnified Party in a third-party claim or with respect to the Baylor Litigation or COLI Liabilities.

1.22. DHI.

“DHI” shall have the meaning given to it in the Recitals to this Agreement.

1.23. DHI Purchase Price.

“DHI Purchase Price” shall mean $1,700,000.00.

1.24. DHI Stock.

“DHI Stock” shall have the meaning given to it in the Recitals to this Agreement.

1.25. Environmental Claim.

“Environmental Claim” shall mean any demand, action, suit, injunction, judgment, order, consent, decree, penalty, fine, Lien, proceeding or claim, whether administrative, judicial or private in nature, arising: (a) pursuant to, or in connection with, any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or actual or alleged activity associated with any Hazardous Material; (c) from any abatement, removal, cleanup, corrective or other response action in connection with any Hazardous Material, Environmental Law or order or directive of any federal, state or local Governmental Authority relating to any Hazardous Material or Environmental Law; or (d) from any actual or alleged damage, loss, injury, threat or harm to the environment.

1.26. Environmental Laws.

“Environmental Laws” shall mean all applicable Laws (including, but not limited to, federal, state and local Law), relating to the environment, natural resources and pollution including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended from time to time (“CERCLA”), the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., as amended from time to time, the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., as amended from time to time, the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., as amended from time to time, the Clean Air Act, 42 U.S.C. §7401 et seq., as amended from time to time, and/or the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., as amended from time to time, the Solid Waste Disposal Act, 42 U.S.C. §6901, et seq., as amended from time to time, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §1361 et seq., as amended from time to time, the Safe Drinking Water Act, 42 U.S.C. §300f, et seq., as amended from time to time, and the Occupational Safety and Health Act of 1970, 29 U.S.C. §600, et seq., as amended from time to time.

1.27. ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.28. GAAP.

“GAAP” shall mean United States generally accepted accounting principles, as in effect on the date any calculation thereunder is made, applied on a basis consistent with prior periods.

1.29. GEGA.

“GEGA” shall have the meaning given to it in the Recitals to this Agreement.

1.30. GEGA Stock.

“GEGA Stock” shall have the meaning given to it in the Recitals to this Agreement.

1.31. Genworth.

“Genworth” shall have the meaning given to it in the Preamble to this Agreement.

1.32. Genworth Closing Certificate.

“Genworth Closing Certificate” shall mean the certificate of Genworth substantially in the form of Exhibit B attached hereto.

1.33. Genworth Indemnified Persons.

“Genworth Indemnified Persons” shall mean Genworth and its Affiliates and each of their respective directors, officers, employees, agents and stockholders.

1.34. GLHIC.

“GLHIC” shall have the meaning given to it in the Recitals to this Agreement.

1.35. GLHIC Stock.

“GLHIC Stock” shall have the meaning given to it in the Recitals to this Agreement.

1.36. Governmental Authority.

“Governmental Authority” shall mean any national government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, any government authority, agency, department, board, commission or instrumentality of the United States or Canada or any territory thereof, the District of Columbia, any State of the United States or any Province of Canada or any political subdivision of a State or territory of the United States or a Province or territory of Canada or any public instrumentality of any of the foregoing.

1.37. Hazardous Material.

“Hazardous Material” shall mean (a) any wastes, substances or materials that are defined as “hazardous material,” “hazardous waste,” “hazardous substance,” “toxic material” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (b) petroleum or petroleum byproducts; (c) friable asbestos and/or any materials that contain friable asbestos; and (d) polychlorinated biphenyls in excess of 30 parts per million.

1.38. HSR Act.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.39. Income Tax or Income Taxes.

“Income Tax” or “Income Taxes” shall mean any Tax based on or measured by net income.

1.40. Insurance Companies.

“Insurance Companies” shall mean GLHIC and PIC.

1.41. Intellectual Property.

“Intellectual Property” shall mean all trademarks, service marks, trade names, assumed names and designs (including any registrations or applications for registration, as well as common law rights in any of the foregoing), together with all goodwill related to the foregoing; patents (including any continuations, continuations in part, renewals and applications for any of the foregoing) and inventions; copyrights (including any registrations and applications therefor and whether registered or unregistered) and works of authorship; Internet domain names; computer programs and software (including source code, object code and executables); mask works; data and databases; technology; trade secrets and other confidential information; know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, and methodologies; and, with respect to all of the foregoing, related confidential data or information.

1.42. IRS.

“IRS” shall mean the United States Internal Revenue Service.

1.43. Knowledge of Genworth.

“Knowledge of Genworth” shall mean the knowledge, assuming reasonable inquiry in light of such individual’s position and title, of Shawn VonHassel, Suzanne M. Schoch, Edward F. Pike, Peter B. Atwater, George W. Ripley III, Joel Sanders, Suneeta Prasad, Gary D’Aquilla, George R. Zippel, James F. Cullen, Scott J. McKay, Paul A. Finnegan, Mark W. Griffin, David A. Schenck and David H. Carson; provided, however, that the Buyer agrees that such individuals shall not incur personal liability as a result of any breach of a representation or warranty that is qualified by “to the Knowledge of Genworth.”

1.44. Laws.

“Laws” shall mean any law, statute, regulation, rule, judgment, order, writ, injunction or decree of or agreement with any Governmental Authority.

1.45. Liens.

“Liens” shall mean any mortgages, liens, pledges, security interests, adverse claims, charges or encumbrances.

1.46. Material Adverse Effect.

“Material Adverse Effect” shall mean (A) any event, occurrence or effect that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition, results of operations, assets or liabilities of the Stock Sale Companies, taken as a whole, except for any event, occurrence or effect resulting from (i) any changes in general conditions

(including Laws) applicable to the industries in which the Stock Sale Companies operate, (ii) any changes or proposed changes in GAAP or Applicable SAP, (iii) the public announcement of the transactions contemplated by this Agreement or (iv) (a) any changes in general economic, financial or market conditions, including changes in interest or currency rates, (b) any natural disaster, act of terrorism, or similar calamity, or (c) war or any escalation or worsening of the same, provided that in the case of clause (i) and clause (iv) (a) any such changes do not materially disproportionately affect the Stock Sale Companies as compared to the impact on the comparable group business of the principal competitors of the Stock Sale Companies, or (B) on the ability of Genworth or any of the Stock Sale Companies to perform their obligations under this Agreement or effect the transactions contemplated hereby.

1.47. Multiemployer Plan.

“Multiemployer Plan” shall mean any plan within the meaning of Section 3(37) of ERISA.

1.48. Owned Intellectual Property.

“Owned Intellectual Property” shall mean the Intellectual Property owned solely, or jointly with other Persons, by any of the Stock Sale Companies.

1.49. Permits.

“Permits” shall mean any license, franchise, grant, easement, variance, exception, consent, permit, approval, exemption, classification, certificate, registration or other authorization issued by a Governmental Authority.

1.50. Permitted Liens.

“Permitted Liens” shall mean (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable, or that are being contested in good faith by appropriate proceedings, (ii) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business consistent with past practice, (iii) statutory and common law Liens in favor of lessors arising in connection with any leased property, (iv) Liens reflected in footnotes to the applicable party’s financial statements to the extent expressly reflected therein and (v) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting real property that do not materially interfere with the current use of properties or assets affected thereby.

1.51. Person.

“Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority.

1.52. PIC.

“PIC” shall have the meaning given to it in the Recitals to this Agreement.

1.53. PIC Stock.

“PIC Stock” shall have the meaning given to it in the Recitals to this Agreement.

1.54. Post-Closing Tax Period.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and, with respect to a Tax period that begins before the Closing Date and ends thereafter, the portion of such Tax period after the Closing Date.

1.55. Pre-Closing Tax Period.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

1.56. Producers

“Producers” shall mean all brokers, agents and general agents who are involved in the marketing or selling of products in connection with the Stock Sale Business.

1.57. Purchase Price.

“Purchase Price” shall mean $650,000,000.00, subject to adjustment pursuant to Section 2.6.

1.58. Purchased Stock.

“Purchased Stock” shall have the meaning set forth in the Recitals to this Agreement.

1.59. Regulated Companies.

“Regulated Companies” shall mean GLHIC, CA Benefits and PIC.

1.60. Return.

“Return” shall mean any original or amended report, return, document, schedule or other information supplied or required to be supplied to a Taxing Authority with respect to Taxes.

1.61. Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.62. Service Providers.

“Service Providers” shall mean all third party administrators or other Persons who are involved in the administration or underwriting of products in connection with the Stock Sale Business.

1.63. Stock Sale Business.

“Stock Sale Business” shall have the meaning given to it in the Recitals to this Agreement.

1.64. Stock Sale Companies.

“Stock Sale Companies” shall have the meaning given to it in the Recitals to this Agreement.

1.65. Subsidiary.

“Subsidiary” shall mean with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or other Persons performing similar functions, of such other Person, is directly or indirectly owned or controlled by such Person, by one or more of such Person’s Subsidiaries or by such Person and any one or more of such Person’s Subsidiaries.

1.66. Tax or Taxes.

“Tax” or “Taxes” shall mean all taxes, charges, fees, and levies based upon income, gross receipts, premiums, profits, sales, use, value added, transfer, employment or payroll, including any ad valorem, environmental, excise, license, occupation, property, severance, stamp, withholding, or windfall profits tax, any custom, duty or other tax, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the administration of any Tax (a “Taxing Authority”).

1.67. Tax Proceeding.

“Tax Proceeding” shall mean any Proceeding with respect to Taxes and shall include all related communications with any Taxing Authority.

1.68. Tax Sharing Agreement.

“Tax Sharing Agreement” shall mean all existing agreements or arrangements excluding agreements and arrangements (such as leases, purchase orders, and loan agreements) entered into in the ordinary course of business (whether or not written) binding any Stock Sale Company that provide for the indemnification of any Person for its Tax liability, the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, including without limitation, any tax agreements provided for payments relating to

Section 338(h)(10) benefits entered into by any Stock Sale Company in connection with the transaction whereby Genworth acquired the Stock Sale Companies and other subsidiaries as of May 24, 2004.

1.69. Third Party Accountants.

“Third Party Accountants” shall mean PricewaterhouseCoopers LLP, or in the event such accounting firm is unable or unwilling to act in such capacity hereunder, a nationally recognized accounting firm jointly selected by Genworth and the Buyer, excluding any accounting firm that audits the financial statements of Genworth, the Buyer, or a consolidated group of companies that includes Genworth or the Buyer.

1.70. Trademark License Agreement.

“Trademark License Agreement” shall mean the Trademark License Agreement, dated as of the Closing Date, to be entered into by and among Genworth, the Buyer and/or their respective appropriate Affiliates, substantially in the form attached hereto as Exhibit C.

1.71. Transition Services Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement, dated as of the Closing Date, to be entered into by and among Genworth, the Buyer and/or their respective appropriate Affiliates, substantially in the form attached hereto as Exhibit D.

1.72. WARN.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local “plant closing” statute.

1.73. Windsor Sublease Amendment.

“Windsor Sublease Amendment” shall mean the Amendment to Sublease, dated as of the Closing Date, to be entered into by and among Genworth, the Buyer and/or their respective appropriate Affiliates, substantially in the form attached hereto as Exhibit F.

1.74. Other Terms.

For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section

Adjusted Capital and Surplus for GLHIC and PIC	2.6	(h)
Adjustment Amount	2.6	(g)
Agreed Allocation	7.7	(c)
Applicable Insurance Laws	3.15	(b)(i)
Basket	10.1	(b)(i)
Baylor Reserve	10.1	(a)(iii)

Term	Section

Buyer Plans	8.1	(c)
Buyer Required Jurisdiction	4.3	(b)
Buyer’s Allocation	7.7	(c)
Buyer’s Notice	2.6	(d)
Cap	10.1	(b)(iv)
Closing Date	2.3
COLI Notice	5.16
Disclosing Party	5.5	(a)
DOJ	5.3	(a)
Employee Benefit Plans	3.12	(b)
Employee List	3.13	(a)
Employees	3.12	(e)
Estimated Closing Total Equity	2.6	(h)
Federal Funds Rate	2.5
Final Closing Balance Sheet	2.6	(b)
Final Closing Total Equity	2.6	(h)
Finite Insurance Agreement	3.26
FTC	5.3	(a)
GAAP Financial Statements	3.6	(a)(i)
Genworth Required Jurisdictions	3.3	(b)
Indemnified Party	10.3
Indemnifying Party	10.3
Intercompany Accounts	5.9	(a)
Leased Personal Property	3.10	(a)
Leased Real Property	3.10	(a)
Leases	3.10	(b)
Material Computer Programs	3.14	(b)
Milliman Report	3.7	(c)
Minimum Claim	10.1	(b)(ii)
New Contract	3.11	(a)
Owned Personal Property	3.10	(a)
Phoenix Home Life	3.25
Policies	3.15	(b)(i)
Proceeding	3.16
Receiving Party	5.5	(a)
Registered Intellectual Property	3.14	(a)
Reinsurance Agreements	3.11	(b)
Required Jurisdictions	4.3	(b)
Resignations	2.2
Restricted Business	5.14	(a)
Restricted Period	5.14	(a)
Restricted Products	5.14	(a)
Restricted Territory	5.14	(a)
Second Closing	2.5
Second Closing Date	2.5

Term	Section

Section 338 Forms	7.7	(b)
Section 338(h)(10) Election	7.7	(a)
Statutory Statements	3.6	(a)(ii)
Superintendent	5.3	(a)
Tax Sharing Agreements Release	5.9	(c)
Tax Allocation Amounts	7.8
Tax Pre-Filing Review Procedure	7.5	(b)
Transition Plan	5.6	(a)

ARTICLE II

PURCHASE AND SALE OF STOCK

2.1. Transfer of Stock.

At the Closing, subject to the terms and conditions of this Agreement, Genworth shall sell, convey, transfer, assign, and deliver or cause (on behalf of Genworth Life Insurance Company, with respect to the Purchased Stock it owns) to be sold, conveyed, transferred, assigned, and delivered to the Buyer, and the Buyer shall acquire, the Purchased Stock. At the Closing, subject to the terms and conditions of this Agreement (A) Genworth shall: (i) transfer and deliver, or cause to be transferred and delivered, as the case may be, to the Buyer certificates evidencing all of the Purchased Stock and (ii) perform its obligations under this Agreement to be performed at or before Closing and (B) in full payment for the Purchased Stock, the Buyer shall: (i) pay to Genworth (on its own behalf, with respect to the Purchased Stock it owns, and as agent for Genworth Life Insurance Company, with respect to the Purchased Stock it owns) the Purchase Price, as increased or decreased by the Adjustment Amount, by wire transfer to a bank account designated in writing by Genworth (such designation to be made at least two Business Days prior to the Closing Date); and (ii) perform its obligations under this Agreement to be performed at or before Closing. At the Closing, the parties shall, and shall cause their Affiliates to, execute and deliver all such other documents or instruments necessary or appropriate to effect the transactions contemplated by this Agreement. In anticipation of the sale of the Stock Sale Companies and the other transactions contemplated herein, prior to the Closing Date, Genworth shall cause the Stock Sale Companies to transfer to Genworth or one of its Affiliates (other than the Stock Sale Companies) all of the mortgage assets on the books of the Stock Sale Companies at fair market value.

2.2. Resignations of Directors and Officers.

At the Closing, Genworth shall deliver to the Buyer the resignations of those directors and officers of the Stock Sale Companies listed on Schedule 2.2 (the “Resignations”), which are all of the directors and officers of the Stock Sale Companies.

2.3. Closing Date.

The Closing shall take place on the last Business Day of the month in which the last to be fulfilled or waived of the conditions set forth in Sections 6.1 through 6.3 shall be fulfilled or waived in accordance with this Agreement, other than, with respect to the Approvals required to be obtained pursuant to Section 6.1(b), any Approvals relating solely to the sale of the DHI Stock; provided, however, that if such conditions are fulfilled or waived fewer than three Business Days prior to the end of such month, the Closing Date shall be the last Business Day of the month following such month, and provided, further, that the Closing may occur on such other date as the parties may agree (the “Closing Date”).

2.4. Allocation of Purchase Price.

The Purchase Price shall be allocated among the Purchased Stock in accordance with Schedule 2.4.

2.5. Second Closing.

If, on the Closing Date, the Approvals required for the sale of the DHI Stock set forth on Schedule 3.3(b) and 4.3(b) have not been received, but all other conditions set forth in Article VI have been satisfied or waived, the parties agree to proceed with the Closing, but only with respect to the GLHIC Stock, the GEGA Stock, and the PIC Stock. In such event, (a) the Purchase Price shall be reduced by the DHI Purchase Price; (b) the parties agree to proceed as promptly as practicable with the sale of the DHI Stock by Genworth to the Buyer (the “Second Closing”) for the DHI Purchase Price plus interest at the annual rate of the federal funds rate on the Closing Date as set forth in the “Money Rates” section of the eastern edition of The Wall Street Journal published for such date (the “Federal Funds Rate”), from and including the Closing Date to but excluding the Second Closing Date, on the same terms and conditions as this Agreement subject to the conditions set forth in Schedule 6.4 and the receipt of the applicable Approvals set forth in Schedule 3.3(b) and 4.3(b); and (c) any and all agreements that were to be executed and delivered on the Closing shall be amended to the extent applicable in order to reflect the subsequent transfer of the DHI Stock. The Second Closing shall take place at the offices of Hunton & Williams, 200 Park Avenue, New York, New York 10166 on the last Business Day of the calendar month during which the Approvals required pursuant to Schedule 3.3(b) and 4.3(b) with respect to the sale of the DHI Stock are received; provided, however, that if such Approvals are received less than three Business Days prior to the end of such month, the Second Closing shall be the last Business Day of the month following such month, and provided further that the Second Closing may occur on such other place, date or time as the parties may agree (the “Second Closing Date”).

2.6. Purchase Price Adjustment.

(a) Not later than the third Business Day prior to the Closing Date, using GAAP or Applicable SAP, as appropriate, Genworth will deliver to the Buyer Genworth’s good faith calculation of the Estimated Closing Total Equity computed in accordance with Section 2.6(h) as of the Closing Date, together with reasonably detailed supporting work papers.

(b) No later than 60 days after the Closing Date, Genworth will cause KPMG LLP to prepare and deliver to Genworth and the Buyer: (i) audited balance sheets for the Stock Sale Companies as of the close of business on the Closing Date, with the audited balance sheets of GEGA and DHI prepared in accordance with GAAP and the audited balance sheets of GLHIC and PIC prepared in accordance with Applicable SAP in each case based on the Books and Records and prepared in a manner consistent with GAAP or Applicable SAP, as applicable, and consistent in all material respects with the procedures and methodologies applied to the GAAP Financial Statements and Statutory Statements, as applicable (collectively, the “Final Closing Balance Sheet”); (ii) a schedule of unadjusted financial statement differences not reflected in the audited balance sheet; and (iii) a preliminary calculation of the Final Closing Total Equity computed in accordance with Section 2.6(h) as of the Closing Date. KPMG LLP shall conduct such audits in accordance with auditing standards generally accepted in the United States of America. For purposes of such closing balance sheets and of the calculation of Final Closing Total Equity, any and all uncorrected adjustments identified by KPMG LLP pursuant to Section 2.6(b)(ii) will be recorded in the audited closing balance sheets and reflected in Final Closing Total Equity.

(c) In connection with the preparation of the Final Closing Balance Sheet and the calculation of the Final Closing Total Equity, and during the period of any dispute under this Section 2.6, the Buyer and Genworth shall (i) provide the other party and the other party’s authorized representatives with reasonable access to the relevant personnel, properties, and books and records and (ii) cooperate in good faith with the other party and its authorized representatives, including by providing on a timely basis all information necessary or useful in preparing the Final Closing Balance Sheet or calculating the Final Closing Total Equity.

(d) During the 30 day period following the Buyer’s receipt of the Final Closing Balance Sheet and calculation of the Final Closing Total Equity, Genworth (i) will permit the Buyer and its accountants to review the working papers of Genworth as well as such other documents as the Buyer may reasonably request and (ii) will cooperate with, and be reasonably available to, the Buyer to provide such other information reasonably requested relating to the Final Closing Balance Sheet and the calculation of the Final Closing Total Equity; provided, however, that the accountants of Genworth will not be obligated to make any work papers available to the Buyer and its accountants unless and until the Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. The Final Closing Balance Sheet and the calculation of the Final Closing Total Equity will become final and binding upon the parties on the 30th day following delivery thereof to the Buyer, unless objected to by the Buyer. If the Buyer objects to the preparation of the Final Closing Balance Sheet or the calculation of Final Closing Total Equity, the Buyer must deliver a written notice (“Buyer’s Notice”) to Genworth prior to the 30th day following delivery of the Final Closing Balance Sheet and calculation of the Final Closing Total Equity that specifies in reasonable detail the amount by which and the reasons why it believes particular line items in the Final Closing Balance Sheet or the calculation of the Final Closing Total Equity fail to comply with the requirements of Section 2.6(b) or the Final Closing Balance Sheet and the Final Closing Equity contained any numerical error.

(e) Within ten Business Days after Genworth’s timely receipt of the Buyer’s Notice, the Buyer and Genworth shall begin good faith negotiations to resolve such disagreement. If such parties are unable to resolve such disagreement within ten Business Days after such negotiations begin, then either the Buyer or Genworth may submit such disagreement to the Third Party Accountants, for resolution in a manner consistent with the provisions of this Agreement. The parties hereto acknowledge and agree that such resolution by the Third Party Accountants shall be limited to a determination as to whether the disputed items of the Final Closing Balance Sheet and the Final Closing Total Equity (i) failed to comply with the requirements of Section 2.6(b) or (ii) contained any numerical error. The parties shall cooperate with the Third Party Accountants and shall proceed in good faith to cause the Third Party Accountants to resolve such disagreement as expeditiously as practicable after such disagreement is submitted to the Third Party Accountants. The fees and expenses of the Third Party Accountants shall be paid one-half by the Buyer and one-half by Genworth.

(f) Each party shall provide the Third Party Accountants with such information as the Third Party Accountants reasonably may request in resolving any disagreement submitted to them, together with such other information as the party reasonably believes relevant to the resolution of such disagreement; provided, however, that the accountants of the Buyer, Genworth or the Stock Sale Companies will not be obligated to make any work papers available to the Third Party Accountants unless and until the Third Party Accountants have signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to the Buyer, Genworth or their respective accountants, as the case may be. The Third Party Accountants’ resolution of any such disagreement shall be reflected in a written report that shall be delivered promptly (and in any event within 45 days after their appointment) to, and shall be final and binding upon, the parties. In making such determination, the Third Party Accountants may only consider those items and amounts (and related items and amounts) as to which the Buyer and Genworth have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement; provided, that the determination of the Third Party Accountants will neither be more favorable to Genworth than reflected in the Final Closing Balance Sheet nor more favorable to the Buyer than reflected in Buyer’s Notice.

(g) Upon the earliest to occur of (i) the Final Closing Balance Sheet and the calculation of the Final Closing Total Equity becoming final pursuant to Section 2.6(d), (ii) the parties reaching an agreement pursuant to Section 2.6(e) or (iii) the Third Party Accountants delivering their report pursuant to Section 2.6(f), then, within five Business Days after the earliest to occur of the events described in clauses (i), (ii) and (iii) above, (A) Genworth shall, if the Final Closing Total Equity is less than the Estimated Closing Total Equity, pay to the Buyer the difference between the Estimated Closing Total Equity and the Final Closing Total Equity, plus simple interest thereon from and including the Closing Date to, but not including, the date of payment at an annual interest rate equal to the Federal Funds Rate, and (B) the Buyer shall, if the Final Closing Total Equity is greater than the Estimated Closing Total Equity, pay to Genworth the difference between the Final Closing Total Equity and the Estimated Closing Total Equity, plus simple interest thereon from and including the Closing Date to, but not including, the date of payment, at an annual interest rate equal to the Federal Funds Rate. The payments described in this subsection shall be made by wire transfer of immediately available funds to such account or accounts of the party entitled to receive such payments as such party specifies in writing to the party required to make such payments in the manner specified herein for delivery of notices. The “Adjustment Amount” shall equal (i) if $280,400,000.00 is greater than the Estimated Closing Total Equity, the amount by which $280,400,000.00 exceeds the Estimated Closing Total Equity (which amount shall be subtracted from the Purchase Price to be paid on the Closing pursuant to Section 2.1) and (ii) if the Estimated Closing Total Equity is greater than $280,400,000.00, the amount by which the Estimated Closing Total Equity exceeds $280,400,000.00 (which amount shall be added to the Purchase Price to be paid on the Closing pursuant to Section 2.1).

(h) For purposes of this Section 2.6, “Estimated Closing Total Equity” and “Final Closing Total Equity” shall mean the sum of (i) Adjusted Capital and Surplus for GLHIC and PIC and (ii) Equity excluding Accumulated Other Comprehensive Income for GEGA and DHI shown on, with respect to the Estimated Closing Total Equity, the Estimated Closing Balance Sheet and, with respect to the Final Closing Total Equity, the Final Closing Balance Sheet for each company, respectively. As used herein, “Adjusted Capital and Surplus for GLHIC and PIC” means the total statutory capital and surplus of GLHIC and PIC calculated in accordance with Applicable SAP, as (A) increased by the sum of (i) the Asset Valuation Reserve of GLHIC and PIC and (ii) the carrying value of the non-admitted assets of GLHIC and PIC and (B) decreased by the aggregate amount of any net deferred tax asset (as calculated on page 2, line 16.2, column 1 of the Statutory Statements) of GLHIC and PIC, determined in each of the foregoing cases as of the Closing Date.

(i) Notwithstanding anything in this Agreement to the contrary, any matter that results in an actual adjustment to the Purchase Price in favor of the Buyer pursuant to this Section 2.6 may not constitute Damages for any indemnification claim by the Buyer pursuant to Section 7.6 or Article X to the extent of the applicable adjustment to Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GENWORTH

Genworth hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date (except to the extent any representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), that:

3.1. Incorporation.

Genworth is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

3.2. Corporate Status and Authority of the Stock Sale Companies.

(a) GLHIC is a stock life insurance company duly organized, validly existing and in good standing under the Laws of the State of Connecticut and has all requisite power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. GLHIC has all Permits necessary to conduct its business as presently conducted except those the absence of which is not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect. GLHIC is licensed to write the types of insurance shown on Schedule 3.2(a) in the jurisdictions shown, which are all types of insurance issued by GLHIC and all the jurisdictions in which GLHIC writes any such insurance.

(b) GEGA is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. GEGA has all Permits necessary to conduct its business as presently conducted except those the absence of which is not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect. Each jurisdiction in which GEGA is licensed is set forth on Schedule 3.2(b), with the capacity in which GEGA is so licensed set forth opposite each jurisdiction.

(c) CA Benefits is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. CA Benefits has all requisite power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. CA Benefits possesses a valid license pursuant to the Knox-Keene Health Care Service Plan Act of 1975, as amended. CA Benefits has all Permits necessary to conduct its business as presently conducted except those the absence of which is not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect. Each jurisdiction in which CA Benefits is licensed or authorized to transact business is set forth on Schedule 3.2(c), with the capacity in which CA Benefits is so licensed or authorized to transact business set forth opposite each jurisdiction.

(d) DHI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Connecticut, and has all requisite power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. DHI has all Permits necessary to conduct its business as presently conducted except those the absence of which is not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect. Each jurisdiction in which DHI is licensed is set forth on Schedule 3.2(d), with the capacity in which DHI is so licensed set forth opposite each jurisdiction.

(e) PIC is an insurance company duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. PIC has all Permits necessary to conduct its business as presently conducted except those the absence of which is not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect. PIC is licensed to write the types of insurance shown on Schedule 3.2(e) in the jurisdictions shown, which are all types of insurance issued by PIC and all the jurisdictions in which PIC writes any such insurance.

(f) Neither of the Insurance Companies is commercially domiciled in any state.

3.3. No Conflicts; Consents and Approvals, etc.

(a) Except as set forth in Schedule 3.3(a), the execution, delivery and performance of this Agreement and, as applicable, the Ancillary Agreements, by Genworth and the Stock Sale Companies and the consummation of the transactions contemplated hereby and thereby by Genworth and the Stock Sale Companies do not and will not result in (i) a conflict with, or breach or violation of, any provision of the certificate or articles of incorporation or bylaws of Genworth or any Stock Sale Company, (ii) subject to obtaining the Approvals referred to in Section 3.3(b), any breach or violation of, or default under (or termination or acceleration right occurring, with or without due notice or lapse of time or both, under, or material modification of), any Laws, Permits or material Contracts to which Genworth or any Stock Sale Company is a party or by which any of them or their respective properties or assets are bound or affected or (iii) the creation or imposition of any Liens upon any assets or properties of Genworth or any Stock Sale Company other than Liens resulting from the actions of the Buyer or any of its Affiliates.

(b) Except as set forth in Schedule 3.3(b), no Approval is required to be obtained or made by or with respect to Genworth or any Stock Sale Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (i) filings required with respect to the HSR Act, and (ii) approvals or non-disapprovals of the insurance regulatory authorities and other Governmental Authorities of the jurisdictions listed on Schedule 3.3(b) (the “Genworth Required Jurisdictions”).

3.4. Authorization.

Genworth has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and each of Genworth and the Stock Sale Companies, as applicable, has full corporate power and authority to execute and deliver each Ancillary Agreement and other agreement or instrument to which it is a party executed in connection herewith and delivered pursuant hereto and to perform its obligations thereunder. Genworth’s execution, delivery and performance of this Agreement and the execution, delivery and performance of all Ancillary Agreements and all other agreements and instruments by Genworth and each of the Stock Sale Companies, as applicable, in connection herewith and delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite action, and no other proceedings on the part of Genworth or the Stock Sale Companies are necessary to authorize this Agreement or the Ancillary Agreements or consummate the transactions contemplated hereby or thereby. This Agreement, the Ancillary Agreements and all other agreements or instruments executed by Genworth or any of the Stock Sale Companies in connection herewith and delivered by Genworth or any of the Stock Sale

Companies pursuant hereto have been duly and validly executed and delivered by Genworth or such Stock Sale Company and this Agreement, the Ancillary Agreements and all other agreements and instruments executed by Genworth or any of the Stock Sale Companies in connection herewith and delivered by Genworth or any of the Stock Sale Companies pursuant hereto constitute the legal, valid and binding obligation of Genworth or such Stock Sale Company, as the case may be, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors’ rights and by general principles of equity (whether considered at law or in equity)).

3.5. Capital Stock of the Stock Sale Companies.

The authorized Capital Stock of each of the Stock Sale Companies, and the number of shares or other interests that are issued and outstanding, or reserved for issuance, as of the date hereof, is listed on Schedule 3.5. Shares or other interests listed as outstanding on Schedule 3.5 have been duly and validly authorized and issued, are fully paid and nonassessable, were not issued in violation of the preemptive rights of any shareholder, are 100% owned of record, directly or indirectly, by Genworth, and are free and clear of all Liens. There are no existing options, warrants, calls or commitments relating to, or any securities or rights convertible into, exercisable for or exchangeable for, any Capital Stock of any of the Stock Sale Companies. There are no preemptive rights in effect in respect of any of the Capital Stock of any of the Stock Sale Companies. Assuming the Buyer has the requisite authority to be the lawful owner of the Purchased Stock, upon delivery to the Buyer at Closing of certificates representing such Purchased Stock, duly endorsed for transfer to the Buyer, and upon Genworth’s receipt of the Purchase Price, good and valid title to the Purchased Stock will pass to the Buyer, free and clear of any Liens, other than those arising from acts of the Buyer or its Affiliates. None of the Stock Sale Companies has any direct or indirect equity interest or investment in any partnership, joint venture, association or other business organization other than as set forth on Schedule 3.5 or Schedule 3.22.

3.6. Financial Statements.

(a)	Genworth has delivered to the Buyer:

(i)	unaudited balance sheets of the Stock Sale Companies as of December 31, 2004 and 2005, together with any exhibits, schedules and notes thereto, and September 30, 2006 and the related statements of income for the years ended December 31, 2004 and 2005 and the nine month period ending September 30, 2006 (the “GAAP Financial Statements”); and

(ii)	the annual and quarterly statements of the Insurance Companies, including all exhibits, schedules or notes thereto and any affirmations or certifications filed therewith, as filed with the appropriate Governmental Authority for the years ended December 31, 2003, 2004 and 2005 and the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006 (the “Statutory Statements”).

(b) The GAAP Financial Statements present fairly, in all material respects, the financial position of the Stock Sale Companies on a combined basis as at the respective dates and for the respective periods indicated therein and the results of their income for the respective periods then ended, in each case, in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for the deviations from GAAP expressly disclosed thereon. The GAAP Financial Statements were derived from, prepared using, and are consistent in all material respects with, the Books and Records.

(c) The Statutory Statements have been prepared in accordance with the statutory accounting practices prescribed or permitted by the Applicable SAP and such accounting practices have been applied on a consistent basis throughout the periods indicated, except as expressly disclosed in the respective exhibits, schedules and notes thereto. The Statutory Statements were derived from, prepared using, and are consistent in all material respects with, the Books and Records. The Statutory Statements present fairly, in all material respects, the financial position and results of operations on a statutory basis, including, the admitted assets, liabilities, capital and surplus, of each of the Insurance Companies as of the respective dates thereof, in accordance with Applicable SAP. No deficiencies or required adjustments with respect to the Statutory Statements have been asserted by any Governmental Authority that have not been cured or otherwise resolved to the satisfaction of such Governmental Authority and that have not been described on Schedule 3.6(c).

(d) The Books and Records (i) are true and correct in all material respects and accurately present the information therein and (ii) have been maintained in all material respects in accordance with sound business practices and applicable Law.

3.7. Reserves.

(a) The aggregate reserves as recorded in the Statutory Statements have been determined in accordance with the Applicable SAP (except as set forth therein), consistently applied throughout the periods covered therein. Except as set forth in Schedule 3.7(a), the insurance reserving practices and policies of the Insurance Companies have not changed, in any material respect, since December 31, 2005 and the results of the application of such practices and policies are reflected in the Statutory Statements. The reserves set forth in the Statutory Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of the Applicable Insurance Laws.

(b) The reserves and other similar amounts with respect to insurance as established or reflected in the GAAP Financial Statements were determined in accordance with GAAP, consistently applied throughout the periods covered therein. All such reserves and other similar amounts were adequate in all material respects as of the respective dates of such statements, based upon then current information and assumptions concerning investment income, mortality and morbidity experience, persistency and expenses, to cover the best estimate of the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of the Regulated Companies under all insurance contracts under which the Regulated Companies had any liability (including any liability arising under or as a result of any reinsurance, coinsurance or similar contract) on the respective dates of such GAAP Financial Statements. Except as set forth in Schedule 3.7(b), the GAAP insurance and reserve practices and policies of the Regulated Companies have not changed, in any material respect, since December 31, 2005. The foregoing clauses (a) and (b) shall not be construed as a guarantee of the ultimate adequacy of the reserves to cover the liabilities or contingencies to which they relate.

(c) Genworth has delivered to the Buyer a true and complete copy of the report, dated October 6, 2006, prepared by Milliman, Inc. and the follow-up letter dated October 16, 2006 with an electronic copy of the revised Appendix D projections for the report (the “Milliman Report”). Milliman, Inc. has not issued any further adjustment or errata with respect to the Milliman Report. Any historical information and data furnished to Milliman, Inc. by Genworth and the Stock Sale Companies in connection with the preparation of the Milliman Report was accurate in all material respects and was not inconsistent in any material respect with the Statutory Statements or the Books and Records from which such historical information and data were derived and such other information and data furnished to Milliman, Inc. by Genworth and the Stock Sale Companies in connection with the preparation of the Milliman Report, as of the date of delivery to Milliman, Inc., was believed by Genworth and the Insurance Companies, as applicable, in good faith to be reasonable. Prior to the date hereof, Genworth provided to Buyer a copy of the Memorandum and Spreadsheet forwarded to Buyer by Goldman Sachs & Co. on December 15, 2006, with respect to the handling of the deferred tax assets on the Milliman Report.

3.8. Absence of Undisclosed Liabilities.

Except as set forth in Schedule 3.8, none of the Stock Sale Companies has any liabilities or obligations of any nature (including, without limitation, obligations or liabilities arising from policyholder claims or guaranty fund assessments), whether absolute, accrued, contingent or unasserted, except for (i) liabilities reflected or reserved against in the GAAP Financial Statements or the Statutory Statements or in the Statutory Statement notes, exhibits, schedules, and interrogatories thereto in accordance with the standards of disclosure applicable thereto, (ii) liabilities for losses, loss adjustment expenses and unearned premiums incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the GAAP Financial Statements arising under the terms of Policies written by the Regulated Companies, and (iii) any other liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the GAAP Financial Statements which would have been otherwise permitted under Section 5.7. Any litigation matter that is not required to be reserved for or otherwise recognized under Applicable SAP or GAAP shall not be subject to this Section 3.8. For the avoidance of doubt, any such litigation matters shall be subject to any other representations applicable thereto, including Section 3.16.

3.9. Absence of Changes.

Except as set forth in Schedule 3.9, since December 31, 2005, (i) the Stock Sale Companies have conducted the Stock Sale Business in the ordinary course, in substantially the same manner in which it has been previously conducted, (ii) there has been no Material Adverse Effect, and (iii) none of the Stock Sale Companies (either directly or indirectly as a result of any actions by Genworth or any Affiliate of Genworth acting on behalf of or with respect to any of the Stock Sale Companies), has:

(a) purchased, redeemed or otherwise acquired any shares of its equity securities, or issued, authorized the issuance of, or sold, granted or pledged (or agreed to do any of the foregoing with respect to) any of its equity securities, any securities convertible into or exchangeable for, or any option, warrant, conversion or other right to purchase or acquire any of its equity securities or granted or agreed to grant such rights;

(b) except for short-term borrowings in the ordinary course of business consistent with past practice not at any time in excess of $10,000,000 in the aggregate for all Stock Sale Companies, incurred or assumed any indebtedness for borrowed money or issued any debt securities other than indebtedness on commercially reasonable terms not in excess of $500,000 in aggregate principal amount for all Stock Sale Companies, entered into any guaranty or authorized, declared, set aside or paid any dividends or other distributions in respect of its equity securities;

(c) mortgaged, pledged or subjected to any Lien any of its properties or assets, tangible or intangible (including any Intellectual Property), except for Liens incurred in the ordinary course of business consistent with past practice or Permitted Liens;

(d) except as required by Law, GAAP or the Applicable SAP, made any change in its accounting principles or the methods by which such principles are applied for financial reporting purposes or changed in any material respect its underwriting, hedging, asset/liability matching, investing or actuarial methods, principles, practices or policies;

(e) changed in any material respect its pricing or marketing methods, principles, practices or policies, other than in the ordinary course consistent with past practice;

(f) increased, or agreed to increase, the compensation or bonus of any officer or employee, other than (i) in the ordinary course of business consistent with past practice or (ii) to comply with applicable Law; or entered into any new, or amended any existing, employment contracts, severance agreements or consulting contracts or instituted or agreed to institute any increase in benefits (including severance benefits) or altered its employment practices or the terms and conditions of employment, in each case other than in the ordinary course of business consistent with past practice; provided, however, that all such agreements contemplated by this clause and existing as of the date hereof shall have been identified on Schedule 3.9;

(g) sold, pledged, leased, licensed, granted, encumbered or disposed of or agreed to sell, pledge, lease, license, grant, encumber or dispose of any properties or assets of the Stock Sale Companies, other than in the ordinary course of business consistent with past practice;

(h) canceled or forgiven any debts or claims, or made any loans, advances or capital contributions to, or investments in, or received any capital contributions from, any other Person, in each case other than in the ordinary course of business consistent with past practice;

(i) taken any action to forfeit, abandon, modify, waive, terminate or otherwise change any of its Permits, except as may be required in order to comply with applicable Law;

(j) other than in the ordinary course of business consistent with past practice, issued or sold new kinds of Policies, or amended existing kinds of Policies except to the extent required to comply with applicable Law;

(k) suffered any material casualty losses not covered by insurance;

(l) amended its charter or bylaws or merged with or into any other Person;

(m) split, combined, subdivided or reclassified, or pledged or otherwise encumbered, any of its Capital Stock;

(n) entered into or amended or terminated any transaction or Contract that has or would reasonably be expected to have a Material Adverse Effect;

(o) ceased in any significant respect its lead generation or marketing activities other than in the ordinary course of business consistent with past practice;

(p) terminated or amended any material reinsurance or coinsurance contract (including any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured, other than in the ordinary course of business consistent with past practice;

(q) made any payments to any Affiliates other than pursuant to Contracts which Contracts have been previously disclosed to the Buyer and are in effect as of the date hereof;

(r) entered into any material joint ventures or partnerships or acquired (by merger, consolidation, reinsurance or acquisition of stock or assets) any material interest in any corporation, joint venture, partnership or other business organization other than in connection with investment portfolio transactions in the ordinary course of business consistent with past practices;

(s) other than in the ordinary course of business and in amounts, individually not in excess of $100,000, settled or received a judgment in any Proceeding in which a Stock Sale Company was a party;

(t) other than in the ordinary course of business, become or committed to become a plaintiff in any Proceeding, excluding counterclaims with respect to claims made under any Policy;

(u) guaranteed or, other than in the ordinary course of business, assumed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the obligation of any other Person; or

(v) authorized or entered into any Contract or other agreement, arrangement or understanding to do any of the foregoing.

3.10. Property; Assets.

(a) None of the Stock Sale Companies owns any real property. Schedule 3.10 lists all items of personal property owned by the Stock Sale Companies that individually have a book value in excess of $50,000 (collectively, the “Owned Personal Property”) and all items of real property and personal property leased by the Stock Sale Companies subject to a lease with a term in excess of one year or annual payments in excess of $50,000 (the “Leased Real Property” and the “Leased Personal Property,” respectively). Except as set forth in Schedule 3.10, the Stock Sale Companies have legal and valid title to all the Owned Personal Property listed on Schedule 3.10 and valid leasehold interests in the Leased Real Property and the Leased Personal Property listed on Schedule 3.10, in each case, free and clear of all Liens, except as set forth on Schedule 3.10 and except for Permitted Liens. Except as set forth on Schedule 3.10, the Books and Records, the Owned Personal Property, the Leased Real Property and the Leased Personal Property, together with (i) the property to be provided for use by the Stock Sale Companies pursuant to the Transition Services Agreement, (ii) the contractual rights under Contracts and Reinsurances Agreements set forth in Schedule 3.11(a) and (b) and the labor and employment-related Contracts set forth in Schedule 3.12 (b), (c) and (e) and Schedules 3.13(a) and (e), (iii) the Intellectual Property used by or on behalf of the Stock Sale Companies in their respective businesses as currently conducted, (iv) personal property owned by the Stock Sale Companies that have a value less than $50,000 individually, (v) any leased real or personal property subject to a lease with a term less than one year or annual payments of less than $50,000 and (vi) any property used by Genworth or its Affiliates to provide services to the Stock Sale Companies, which Services the Buyer did not elect to receive pursuant to the Transition Services Agreement constitute all of the property necessary to conduct the Stock Sale Business as currently conducted.

(b) Each lease (including any option to purchase contained therein) pursuant to which any of the Stock Sale Companies leases any Leased Real Property or Leased Personal Property is listed on Schedule 3.10 (the “Leases”) and is in full force and effect in accordance with its terms. There exists no default or event of default (or any event that with notice or lapse of time or both would become a default) that would reasonably be expected to have a Material Adverse Effect under any of the Leases on the part of any of the Stock Sale Companies or, to the Knowledge of Genworth, any other party to the Leases.

3.11. Contracts.

(a) Schedule 3.11(a) lists all Contracts of the following types to which any of the Stock Sale Companies is a party or by which any of the Stock Sale Companies or any of their respective properties is bound as of the date hereof and will be bound following the Closing (other than Leases, Reinsurance Agreements or labor or employment-related Contracts, which are provided for in Sections 3.10, 3.11(b), 3.12 or 3.13, respectively):

(i)	Contracts with health care providers or networks that are material to the Stock Sale Business;

(ii)	utilization review, case management, disease management or other similar Contracts that are material to the Stock Sale Business;

(iii)	Contracts that involve one or more payments or expected payments (including any contingent payments that are reasonably expected to be made) by or to the Stock Sale Companies of amounts in excess of $100,000 per year;

(iv)	distributing, marketing, agency, dealer, sales representative or other similar Contracts involving payments or expected payments by or to any Stock Sale Company of amounts in excess of $100,000 per year;

(v)	Contracts with Genworth or any of its Affiliates;

(vi)	Contracts with any Person containing any provision or covenant limiting the ability of any Stock Sale Company if it ceases to be a subsidiary of Genworth to (A) sell any products or services of any other Person, (B) engage in any line of business, or (C) compete with or, except for any products and services made available pursuant to the Transition Services Agreement, obtain products or services from any Person or limit the ability of any Person to compete with or provide products or services to any Stock Sale Company;

(vii)	any partnership, joint venture or other similar Contracts, other than as listed in Schedule 3.22;

(viii)	other than the articles of incorporation and bylaws or other governing documents of the Stock Sale Companies, Contracts providing for the indemnification of any officer, director or employee of the Stock Sale Companies, or Contracts providing for the indemnification of any other Person (other than pursuant to Policies and reinsurance and coinsurance agreements, indemnifications in the ordinary course of business and indemnification clauses contained in any of the Contracts identified in Schedule 3.11(a) (or not required to be identified thereon) pursuant to any of the clauses of Section 3.11(a));

(ix)	Contracts providing for any obligation to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Stock Sale Company or any other Person;

(x)	outstanding power of attorney, or obligation or liability (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser (other than endorsements of checks in the ordinary course of business), co-maker or otherwise in respect of the obligation of any Person;

(xi)	Contracts relating to the borrowing of money or extension of credit in any case in excess of $100,000; and

(xii)	Contracts pursuant to which one or more of the Stock Sale Companies uses Intellectual Property (other than Material Computer Programs and shrink wrap, click wrap or commercially available, off-the-shelf computer programs and databases).

Each such Contract, and each other Contract entered into or amended after the date hereof that if in effect on such terms as of the date hereof would have been such a Contract (a “New Contract”), is (or will be, in the case of New Contracts) a legal, valid and binding obligation of the applicable Stock Sale Company and is in full force and effect except as to enforceability which may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity). No Stock Sale Company, nor to the Knowledge of Genworth, any other party thereto, is in default under or, with or without notice or lapse of time or both, would be in default under, or has provided any notice of any intention to terminate, any of the Contracts listed on Schedule 3.11(a), except for such defaults or terminations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 3.11(b) lists all Contracts providing reinsurance (it being understood that group stop-loss insurance contracts issued by the Stock Sale Companies are not included herein) to which any Stock Sale Company is a party that are currently in effect (or pursuant to which a party continues to or should reserve against potential liability) (the “Reinsurance Agreements”) on the date of this Agreement. All such Reinsurance Agreements are legal, valid, binding and in full force and effect in accordance with their terms. No Stock Sale Company is, and, to the Knowledge of Genworth, no other party thereto is, in default of or, with or without notice or lapse of time or both, would be in default of any provision thereof, which default would reasonably be expected to result in a Material Adverse Effect and, except as set forth on Schedule 3.11(b), no such Reinsurance Agreement contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision that would be altered or otherwise become applicable by reason of the transactions contemplated hereby. Except for the Contracts referenced in Section 3.25, no Stock Sale Company has assumed any ceded reinsurance. Except as required by Law or as disclosed on Schedule 3.11(b), all amounts owed under any Reinsurance Agreement have been paid in accordance with the terms of the Reinsurance Agreements under which they arose, except for any matters listed on Schedule 3.11(b) for which Genworth reasonably believes there is a reasonable basis to contest payment. Except as disclosed on Schedule 3.11(b), to the Knowledge of Genworth, no reinsurer that is a party to any of such Reinsurance Agreements has a valid defense to payment of its material obligations under such Reinsurance Agreements.

(c) There have been made available to the Buyer true and complete copies of (i) all Contracts required to be set forth in Schedule 3.11(a), except Contracts to which Genworth or its Affiliates (other than the Stock Sale Companies) are a party and (ii) reinsurance agreements required to be set forth in Schedule 3.11(b). None of the Contracts providing reinsurance (it being understood that group stop-loss insurance Contracts issued by the Stock Sale Companies are not included therein) to which any Stock Sale Company is a party that is not currently in effect (and which no party continues to or should reserve against a potential liability) will impose any monetary or other material obligations on any Stock Sale Company.

3.12. Employee Benefits.

(a) The Stock Sale Companies do not maintain or sponsor any Employee Benefit Plan.

(b) Schedule 3.12(b) sets forth a true and correct list of each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, termination, retention, change of control, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, arrangement or understanding, including each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), in each case maintained or contributed to, or required to be maintained or contributed to, by each of Genworth or its Affiliates, providing compensation or benefits to any current or former employee of the Stock Sale Companies (each such plan, an “Employee Benefit Plan” and, collectively, the “Employee Benefit Plans”).

(c) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any penalty or tax liability. Schedule 3.12(c) contains a true, complete and correct copy of the most recent IRS determination letter(s) with respect to the Genworth Retirement and Savings Plan.

(d) None of the Stock Sale Companies is obligated to provide or to pay any benefits to former employees, or to their dependents or beneficiaries, as a result of the consummation of the transactions contemplated in this Agreement.

(e) Except as set forth on Schedule 3.12(e), as of the Closing Date there will be no bonuses, profit sharing arrangements, incentives, commissions or other compensation of any kind, including severance benefits, or accrued vacation time or pay, sick leave pay, bonuses partially earned, deferred compensation plans or other long or short-term compensation plans under which there are service or performance credits pending or due to any employee of Genworth or its Affiliates assigned to any of the Stock Sale Companies (the “Employees”) with respect to employment or termination of employment prior to the Closing which have not been fully paid. No severance pay obligation under any Employee Benefit Plan, under any Contract or at Law, with respect to the Employees, will be triggered by the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, nor will there be any acceleration of vesting or payment obligation under any Employee Benefit Plan.

(f) All contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) which are due have been paid to each of the Employee Benefit Plans and all contributions, premiums or other payments for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued properly on the date of the most recent Financial Statements of each of the Stock Sale Companies.

(g) None of the Stock Sale Companies and the other members of any Controlled Group of Corporations (as defined in Code Section 1563) that may include any of the Stock Sale Companies, has contributed to, presently contributes to, or prior to Closing will contribute to, any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan, or has ever been required to contribute to any Multiemployer Plan.

3.13. Employees; Labor Matters.

(a) On or immediately following the date of this Agreement, Genworth will provide the Buyer with a complete and accurate list (the “Employee List”) of (i) the following information for each employee of Genworth or its Affiliates assigned to any of the Stock Sale Companies (the “Employees”) as of the date the schedule is provided, including each Employee on leave of absence or layoff status: employee number; job title; location; date of birth; if such Employee is responsible for marketing or selling any Stock Sale Business, the aggregate amount of Stock Sale Business placed by such Employee in each of 2005 and, to the extent available, 2006; rate of compensation (whether in the form of salary, bonus, commission or other supplemental compensation now or hereafter payable); accrued paid time off; and service credited for purposes of vesting and eligibility to participate under the Employee Benefit Plans and (ii) each employee who was assigned to the Stock Plan Companies on September 30, 2006 who remains employed by Genworth or its Affiliates but is no longer assigned to the Stock Plan Companies. Except as set forth on Schedule 3.13(a), the Employees on the Closing

Date will be the same as the Employees listed on the Employee List (other than Employees who terminate employment or are terminated by the Company prior to the Closing Date). Except as set forth on Schedule 3.13(a), neither Genworth nor its Affiliates have any employment, consulting, or other compensation contracts written or oral, relating to any Employee.

(b) To the Knowledge of Genworth, no Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Employee and any other person that in any way will adversely affect (i) the performance of his or her duties as an Employee, or (ii) the ability of any of the Stock Sale Companies to conduct its respective Stock Sale Business as it is presently being conducted.

(c) To the Knowledge of Genworth, each of the Stock Sale Companies has complied in all material respects with all laws relating to the employment of labor, including those relating to equal employment opportunity, nondiscrimination, immigration, benefits, occupational safety and health, plant closing, wages and hours. Each of the Stock Sale Companies has caused to be paid or made provision for and will pay, or caused to be paid (if payable on or before the Closing Date), all salaries and wages accrued through the Closing Date to or for the benefit of or with respect to the Employees. None of the Stock Sale Companies is liable for the payment of any material amounts (whether designated as compensation, damages, fines, penalties, or otherwise) for failure to comply with any of the foregoing.

(d) As of the date hereof, none of the Stock Sale Companies is a party to any collective bargaining agreement with any labor union or organization pertaining to any of the Employees and, as of the date hereof, no labor union or organization is recognized as the collective bargaining representative of any Employees. As of the date hereof, to the Knowledge of Genworth: (i) no labor organization has made a pending demand to any of the Stock Sale Companies for recognition as the bargaining representative of any of the Employees; (ii) there are no representation petitions pending before the National Labor Relations Board with respect to any of the Employees; and (iii) no union organizing activities are in progress with respect to any of the Employees.

(e) Except as set forth on Schedule 3.13(e), as of the date hereof: (i) there are no pending or, to the Knowledge of Genworth, threatened strikes or lockouts involving Employees; (ii) there is no strike, formal dispute, formal grievance, arbitration proceeding, general slowdown, work to rule or work stoppage, or charge of unfair labor practice pending before a court, regulatory body or arbitration tribunal or, to the Knowledge of Genworth, threatened against any of the Stock Sale Companies; and (iii) there are no charges or complaints of discrimination, harassment, or otherwise, pending or, to the Knowledge of Genworth, threatened against any of the Stock Sale Companies before the United States Equal Employment Opportunity Commission or any other federal, state, local or foreign agency, board or tribunal that would become the Buyer’s responsibility on the Closing Date.

(f) With respect to each of the Stock Sale Companies, there will have been no “mass layoff” or “plant closing,” as defined by WARN within 12 months prior to the Closing Date.

3.14. Technology and Intellectual Property.

(a) Set forth in Schedule 3.14(a) is a complete and accurate list of (i) registrations and applications for registrations for patents, trademarks, service marks, copyrights or domain names owned or filed by the Stock Sale Companies or exclusively licensed to any of the Stock Sale Companies by Genworth or its Affiliates (“Registered Intellectual Property”), in each case specifying the owner thereof and the jurisdiction in which the applicable registration has been obtained or pending application has been filed and, where applicable, the registration or application number therefor and (ii) all material common law trademarks or service marks that, to the Knowledge of Genworth, are Owned Intellectual Property. Except as set forth on Schedule 3.14(a), all registrations, applications therefor, filings and issuances with respect to any Registered Intellectual Property are, and remain, in full force and effect. No action (including payment of any registration, maintenance or renewal fees) must be taken within 180 days following the Closing which, if not taken, would result in the loss or prejudice of any right, or the incurrence of any incremental cost, with respect to any registrations or, applications for any Registered Intellectual Property.

(b) Schedule 3.14(b) sets forth a complete and accurate list of all material computer programs and databases (other than shrink wrap, click wrap or commercially available, off-the-shelf computer programs or databases) used by or on behalf of the Stock Sale Companies in their respective businesses as currently conducted (the “Material Computer Programs”). All Intellectual Property that has been licensed by or on behalf of the Stock Sale Companies is being used in material compliance with the applicable license pursuant to which the Stock Sale Companies have the right to use such Intellectual Property.

(c) Except as set forth in Schedule 3.14(c), (i) the Stock Sale Companies own solely or jointly with Genworth or its Affiliates the Intellectual Property comprising the Owned Intellectual Property and have a valid and enforceable right or license to use all the Intellectual Property used in their respective businesses free and clear of all claims, Liens or other encumbrances and (ii) no Stock Sale Company (A) has granted any other Person (other than another Stock Sale Company or Genworth or its Affiliates) a right or license to use any Owned Intellectual Property or (B) has entered into an agreement to indemnify a party against a charge of infringement arising out of the authorized use of Intellectual Property.

(d) To the Knowledge of Genworth, the business and operations of the Stock Sale Companies as currently conducted and the use of any Intellectual Property by or on behalf of the Stock Sale Companies in the conduct of their respective businesses as currently conducted do not breach, violate, infringe or contribute to the infringement of any rights of a third party in any Intellectual Property. Except as set forth on Schedule 3.14(d), none of Genworth, its Affiliates or any Stock Sale Company (i) has

received any written notice of any infringement or contributory infringement of the rights of any third party with respect to any Intellectual Property owned or used by the Stock Sale Companies and, (ii) to the Knowledge of Genworth, there is no basis for a claim that the Owned Intellectual Property or the Intellectual Property used by the Stock Sale Companies infringes, misappropriates, dilutes or violates another Person’s Intellectual Property rights or (iii) there are no claims pending or, to the Knowledge of Genworth, threatened, challenging the ownership, validity or enforceability of any Owned Intellectual Property.

(e) The Stock Sale Companies are in compliance with all privacy Laws or policies of or applicable to the Stock Sale Companies, including, without limitation, providing the Buyer with any information, including customer and policyholder information, that has been or is expected to be provided to the Buyer prior to, on or after the date hereof in connection with the transactions and provision of services contemplated hereby.

(f) Each Stock Sale Company has established and is in material compliance with security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through its computer systems, including encryption and/or other security protocols and techniques, when appropriate, (ii) the security, confidentiality and integrity of all confidential or proprietary data and (iii) against unauthorized access to their systems and the systems of such third party service providers which have access to their data. To the Knowledge of Genworth, none of Genworth, its Affiliates or any Stock Sale Company have suffered a material security breach with respect to the data used in the businesses of the Stock Sale Companies or the systems used in the businesses of the Stock Sale Companies. Except as has been disclosed to Buyer in writing immediately prior to the date hereof, none of Genworth, its Affiliates or any Stock Sale Companies has notified (i) any Employee of an information security breach in connection with such Employee’s confidential information or (ii) any consumers of the Stock Sale Companies of any information security breach.

(g) Except as set forth on Schedule 3.3(b) or 3.14(g), all Intellectual Property that is used by or on behalf of the Stock Sale Companies in the conduct of their businesses as currently conducted will be capable of being used by the Stock Sale Companies upon and after the Closing, without the consent, approval, waiver or authorization of any other party thereto or any third party, and such use will not constitute a breach thereof or a violation of any applicable Laws.

3.15. Governmental Authorizations; Compliance with Law; Forms and Policies.

(a) Except as otherwise set forth in Schedule 3.15(a), each of the Stock Sale Companies is in compliance in all material respects with the Laws or Permits applicable to it and the Stock Sale Business, or by which any material property or asset of the Stock Sale Companies is bound or affected, and none of Genworth or the Stock Sale Companies has received any notice of any violation of any Applicable Law other than communications regarding failure to comply with policy forms, annual information filings made concurrently with the filing of the Statutory Statements and other similar filings which are handled in the ordinary course of business consistent with past practice, none of which individually or in the aggregate would be material. Each of the Stock Sale Companies and, to the Knowledge of Genworth, their independent agents, has marketed, sold, underwritten, administered and issued products of the Stock Sale Companies in compliance in all material respects with the Laws applicable to the Stock Sale Business. Each of the Stock Sale Companies is in material compliance with its own and Genworth’s policies, in each case applicable to its collection, use and disclosure of personal or private information of customers or consumers. Except as otherwise set forth in Schedule 3.15(a), the Stock Sale Companies hold all Permits necessary for the conduct of the Stock Sale Business as presently conducted. All of such Permits are valid and in full force and effect, and no Proceeding is pending or, to the Knowledge of Genworth, threatened that would reasonably be expected to result in the suspension, revocation or limitation of any such Permit. Except as set forth in Schedule 3.15(a), none of the Stock Sale Companies has received any notice of any material violation of any Permit applicable to it or to any of its properties. Notwithstanding the foregoing, the representations contained in this Section 3.15 do not relate to the Permits identified on Schedule 3.3(a), which are instead the subject of Schedule 3.3(a); employee benefits matters, which are instead the subject of Schedule 3.12 and Article VIII; or any Tax Matters, which are instead the subject of Article VII.

(b) Except as set forth in Schedule 3.15(b) and except for any failure to comply that would not reasonably be considered material:

(i)	all forms of insurance policies, insurance Contracts and amendments and riders thereto (collectively, “Policies”) in force that were issued by the Regulated Companies or that the Regulated Companies have a current contractual obligation to issue, are, to the extent required under the insurance Laws of any applicable jurisdiction (collectively, “Applicable Insurance Laws”), in all material respects, on forms approved by applicable Governmental Authorities of the jurisdiction where issued or have been filed with and not objected to by such Governmental Authorities within the period provided for objection;

(ii)	all Policy applications in respect of Policy forms in force that were issued by any of the Regulated Companies and that are required to be filed with or approved by applicable Governmental Authorities under Applicable Insurance Laws have been so filed or approved;

(iii)	all such forms and applications have been administered in all material respects in accordance with Applicable Insurance Laws;

(iv)

any premium rates with respect to Policies that were issued by any of the Regulated Companies, which rates are, or were at the time such policies were issued, required to be filed with or approved by applicable Governmental Authorities under Applicable Insurance Laws have been so filed or approved and premiums charged conform to the rates so filed or approved subject to such changes that may have been effected in accordance with Applicable Insurance Laws;

(v)	all Contracts to which any Regulated Company is a party that are required to be filed with or approved by a Governmental Authority have been so filed or approved; and

(vi)	no material deficiencies have been asserted by any Governmental Authority with respect to any such filings referred to in this Section 3.15(b) that have not been cured or otherwise resolved to the satisfaction of such Governmental Authority.

(c) Genworth has previously made available to the Buyer true and complete copies of (i) the reports (or the most recent draft thereof, to the extent any final report is not available) available as of the date hereof reflecting the results of the most recent financial examinations and market conduct examinations of any of the Regulated Companies issued by any insurance regulatory authority or the California Department of Managed Healthcare and (ii) all actuarial opinion memoranda filed in the domiciliary state prior to the date hereof in connection with any of the Insurance Companies’ year-end financial statements during the preceding three years.

(d) Each of the Stock Sale Companies has filed or otherwise provided all material reports, data, registrations and other information and applications required to be filed with or otherwise provided to any federal, state or local Governmental Authorities having jurisdiction over such company, and all required Permits in respect thereof are in full force and effect. Except as set forth in Schedule 3.15(d), no material deficiencies have been asserted by any such Governmental Authority with respect to any such regulatory filings or submissions.

(e) Each of the Insurance Companies has delivered or made available to the Buyer true and complete copies of all underwriting manuals (including each amendment thereto) currently utilized by that Insurance Company and all group bulletins proposed or implemented since January 1, 2002. The underwriting standards and ratings applied by each Insurance Company since such date with respect to Policies issued and/or ceded by that Insurance Company have conformed in all material respects to those contained in the underwriting manuals utilized by that Insurance Company or to those stipulated under the terms of any reinsurance agreement pursuant to which Polices are ceded, as in effect at the times such Policies were underwritten or ceded, as the case may be.

(f) Except as disclosed in Schedule 3.15(f), all Policy benefits owed by any of the Stock Sale Companies have been or will be paid, and all Policy claims have been or will be settled, all in a timely manner in accordance with the terms of the Policies under which they arose, except for such benefits or claims that the appropriate Stock Sale Company reasonably believes there is a reasonable basis to contest.

(g) Except as set forth in Schedule 3.15(g), no outstanding Policy issued, reinsured or underwritten by any of the Regulated Companies entitles the holder thereof or any other Person to receive any dividends, distributions, experience rating refunds or other benefits based on the revenues or earnings of any other Person. Other than Policies issued under the Group Executive Ordinary, Select Executive Life and Select Executive Ordinary plans, no Policies which would constitute or be deemed to constitute corporate owned life insurance or similar tax advantaged group life insurance policies, have been written by any Regulated Company.

(h) Except as set forth in Schedule 3.15(h) and except for any failure to comply that would not reasonably be expected to have a Material Adverse Effect, each Producer at the time such Producer wrote, sold or produced business for any Stock Sale Company was duly licensed and properly appointed by such Stock Sale Company as a Producer (for the type of business written, sold or produced by such Producer), where required. To the Knowledge of Genworth and except as set forth on Schedule 3.15(h), Genworth has used commercially reasonable efforts consistent with industry standards and practice to establish and monitor a compliance program that by its terms requires that (i) each Producer or Service Provider that markets, underwrites, sells, produces or administers Policies in connection with the Stock Sale Business was, to the extent required by Law, duly licensed and/or appointed with respect to the actions taken by such Producer or Service Provider in connection with the Stock Sale Business; (ii) all commissions, expense allowances, benefit credits and other fees paid to each such Producer or Service Provider were paid in all material respects in accordance with applicable Law; and (iii) each such Producer and Service Provider complies with applicable Law.

3.16. Litigation.

Except as otherwise set forth in Schedule 3.16 and except for any liability solely for policy benefits arising out of claims asserted against any of the Stock Sale Companies between the date hereof and the Closing, (a) there are no claims, audits, actions, suits, arbitrations, investigations or proceedings, whether civil, criminal, administrative or investigative (each, a “Proceeding”) pending or, to the Knowledge of Genworth, threatened against or affecting Genworth or any of the Stock Sale Companies before any Governmental Authority or arbitrator, that if resolved adversely to Genworth or any of the Stock Sale Companies would reasonably be expected to, individually or in the aggregate, materially affect the operations of the Stock Sale Companies as currently conducted or result in or seek damages payable by or sought against the Stock Sale Companies in excess of $100,000 or challenge the validity of this Agreement or seek to prevent or delay any action taken or to be taken by Genworth or the Stock Sale Companies in connection herewith and (b) there are no judgments, orders, warrants, injunctions or decrees of any Governmental Authority or arbitrator binding on any of the Stock Sale Companies that (i) have been issued by any insurance regulatory authority, (ii) would materially restrict the ability of any of the Stock Sale Companies to conduct its Stock Sale Business as now being conducted, (iii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (iv) would prevent or delay the consummation of any of the transactions contemplated hereby. For the avoidance of doubt, the exception for any liability for policy benefits in the foregoing sentence shall not include any Damages for legal or other defense costs relating to policy benefits. None of the Stock Sale Companies is in default under any judgment, decree, injunction or order of any Governmental Authority or arbitrator outstanding against it. No Proceeding relating to the transactions contemplated by this Agreement is (i) pending, (ii) dismissed with rights of appeal not fully lapsed or (iii) to the Knowledge of Genworth, threatened, in each case before any Governmental Authority, that questions the validity of this Agreement or any of the transactions contemplated hereby or that presents a risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection herewith or deprives, or would reasonably be expected to deprive, the Buyer of any of the material benefits hereunder or that would reasonably be expected to have a Material Adverse Effect.

3.17. Brokers.

All discussions and negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of Genworth in such manner as to give rise to any claim against Genworth, the Buyer or any of their Affiliates for any brokerage or finder’s commission, fee or similar compensation, except for Goldman Sachs & Co., whose fees in respect hereof shall be paid by Genworth.

3.18. Insurance.

(a) Schedule 3.18(a) sets forth a true and complete list of all current property and liability insurance programs in effect as of the date hereof relating to the Stock Sale Companies, other than those insurance programs maintained by a Stock Sale Company solely for its own benefit.

(b) Schedule 3.18(b) sets forth the insurance programs maintained by a Stock Sale Company solely for its own benefit in effect as of the date hereof.

(c) The policies identified in Schedules 3.18(a) and 3.18(b), or renewals or replacements thereof, are in full force and effect and all premiums due with respect to such policies have either been paid or adequate provisions for the payment thereof have been made. No notice of cancellation or termination of any such policy has been given to the Stock Sale Companies and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will give rise, whether with the giving of notice, the lapse of time, or both, to any right to terminate or cancel such policies prior to the Closing.

3.19. Environmental Matters.

Except as disclosed on Schedule 3.19:

(a) the operations of each of the Stock Sale Companies and the real property currently are, and to the Knowledge of Genworth, formerly owned, leased, occupied or operated by the Stock Sale Companies have been, in compliance in all material respects with all applicable Environmental Laws;

(b) no Proceedings are pending or, to the Knowledge of Genworth, threatened against any Stock Sale Company pursuant to any applicable Environmental Laws;

(c) each of the Stock Sale Companies has obtained and will maintain through the Closing Date, all material governmental approvals and Permits that are required with respect to its operations under any Environmental Law, and each of the Stock Sale Companies are and have been in compliance with such approvals and Permits;

(d) to the Knowledge of Genworth, no Stock Sale Company: (i) has any liability for response costs or corrective action pursuant to any Environmental Law with respect to any real property or facility formerly owned, or currently or formerly leased or operated by any Stock Sale Company or any other real property or facility where such liability arises from or relates to the off-site transport, generation, treatment, storage or disposal of any Hazardous Material by or on behalf of any Stock Sale Company or the off-site migration of any Hazardous Material from any of the foregoing types of properties; (ii) has received any notice of any Environmental Claim involving any Stock Sale Company or any real property or facility formerly owned, or currently or formerly leased or operated by any Stock Sale Company; (iii) has any knowledge of any Environmental Claim at any real property or facility formerly owned, or currently or formerly leased or operated by any Stock Sale Company; or (iv) has received any written request for information under Section 104 of CERCLA or any comparable state Law;

(e) no real property currently or, to the Knowledge of Genworth, formerly owned, operated or leased by any Stock Sale Company is listed or has been proposed for listing on the National Priorities List, the Comprehensive Environmental Response Compensation and Liability and Information Systems or any analogous state lists; and

(f) to the Knowledge of Genworth, Genworth has made available to the Buyer copies of all environmental investigations, audits, assessments or other analyses conducted by or on behalf of or that are otherwise in the possession of Genworth or any Stock Sale Company relating to any real property formerly owned, or currently or formerly leased or operated by, any Stock Sale Company.

3.20. Bank Accounts.

Schedule 3.20 contains:

(a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Stock Sale Company has an account or safe deposit box or maintains a banking, custodial, trading, trust or other similar relationship; and

(b) a true and complete list and description of each such account, box and relationship, including a list of all authorized signatories.

3.21. Regulatory Qualifications.

To the Knowledge of Genworth, no event has occurred or condition exists or, to the extent it is in the control of Genworth or any Stock Sale Company, is likely to occur or exist with respect to any Stock Sale Company that in connection with the transactions contemplated by this Agreement would cause Genworth or any Stock Sale Company to fail to satisfy in all material respects any applicable Law or that prevents or would be reasonably likely to prevent Genworth or any Stock Sale Company from obtaining necessary Approvals from any Governmental Authority to consummate the transactions contemplated by this Agreement.

3.22. Investment Assets.

Schedule 3.22 contains (i) a list of all investment assets owned by either of the Insurance Companies as of December 31, 2005, together with the carrying value on the balance sheet included in the GAAP Financial Statements as of December 31, 2005, of each such investment asset, and (ii) a list of all purchases, acquisitions, sales or dispositions of investment assets by either of the Insurance Companies through December 31, 2006 (including the investment assets involved and the dates and prices of the transactions). Either GLHIC or PIC, as applicable, has good and valid title to the investment assets listed on Schedule 3.22 or purchased or acquired since December 31, 2005, free and clear of any Liens or other encumbrances, other than Permitted Liens and other than investment assets sold or disposed of in the ordinary course of business consistent with past practice since such date. Since December 31, 2005, there has been no material change in the credit quality of the investment assets held in the investment portfolio.

3.23. Investment Company.

None of the Stock Sale Companies is an “investment company” or a company “controlled” by an investment company, within the meaning of the Investment Company Act of 1940.

3.24. Affiliate Transactions.

Other than (i) any Stock Sale Company or (ii) as listed on Schedule 3.11(a) or Schedule 3.24 or (iii) the assets made available to the Stock Sale Companies pursuant to the Transition Services Agreement and the Trademark License Agreement or (iv) the assets provided by Genworth or its Affiliates to the Stock Sale Companies which the Buyer did not elect to receive pursuant to the Transition Services Agreement, no Affiliate of Genworth owns or has any other interest in any assets necessary to conduct the Stock Sale Business as it is currently conducted. Except as set forth in Schedule 3.24, none of the Stock Sale Companies has any agreement, arrangement or other understanding with any officer, director or employee of Genworth or any of the Stock Sale Companies with respect to any matter relating to the transactions contemplated by this Agreement. No current or former officer or director of the Stock Sale Companies has asserted any claim, charge, action or cause of action against the Stock Sale Companies, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters.

3.25. Phoenix Reinsurance Agreements.

Genworth has prior to the date hereof provided the Buyer with all Contracts relating to the reinsurance of liabilities between Phoenix Home Life Mutual Insurance Company (“Phoenix Home Life”) or Affiliates thereof and GLHIC, all of which Contracts are identified on Schedule 3.25. Such Contracts are valid and binding and in full force and effect. Neither GLHIC nor, to the Knowledge of Genworth, Phoenix Home Life is, or is claimed to be, in breach of any such Contracts. There are no provisions in such Contracts or any other agreement or understanding, written or oral, that would permit Phoenix Home Life to cancel, commute, modify or terminate such reinsurance without the prior consent of GLHIC, including as a result of the transactions contemplated hereby. All conditions for the reinsurance of any risks under such Contracts have been met and Genworth is not aware of any past or present circumstances that would give rise to a claim by any party that there is or should be a reduction or limitation in the risk that has been ceded or is expected to be ceded under the terms of such Contracts, or in the claims relating thereto.

3.26. Finite Insurance.

Except as set forth in Schedule 3.26, none of the Stock Sale Companies is currently or has been since January 1, 2001 a party to a Finite Insurance Agreement. Except as set forth in Schedule 3.26, none of the Stock Sale Companies is now or has been since January 1, 2001 a party to any separate written or oral agreements with reinsurers that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any reinsurance or coinsurance Contract, other than the agreements and understandings that are explicitly defined in the reinsurance or coinsurance Contract. As used herein, the term “Finite Insurance Agreement” means any Contract of financial reinsurance, finite risk insurance or reinsurance or coinsurance Contracts (or multiple Contracts with the same reinsurer or its Affiliates) that include any of the following features:

(i)	Features that limit the amount of insurance risk that is transferred to the reinsurer, by including: (A) a limited or conditional cancellation provision under which cancellation triggers the obligation by any of the Stock Sale Companies or any of their Affiliates to enter into a new reinsurance contract with the reinsurer, or an Affiliate of the reinsurer; (B) a contract with a definitive term exceeding two years when the contract is non-cancelable by any of the Stock Sale Companies during the contract term; (C) an unconditional unilateral right by the reinsurer to commute the reinsurance contract; or (D) aggregate stop loss reinsurance coverage with respect to which any Stock Sale Company is the ceding company;

(ii)	Features that result in a delayed or untimely reimbursement of claims by the reinsurer, including: (A) reporting of losses less frequently than on a quarterly basis; or (B) a payment schedule accumulating retentions from multiple years;

(iii)	Risks ceded during the period covered by a financial statement and either (A) accounted for by the ceding entity as reinsurance under the Applicable SAP and as a deposit under GAAP, or (B) as reinsurance under GAAP and as a deposit under the Applicable SAP; or

(iv)	Does not transfer sufficient risk to the reinsurer to constitute reinsurance under Applicable SAP or GAAP.

3.27. Internal Controls and Procedures.

(a) Each Stock Sale Company maintains internal accounting controls that are consistent with sound business practices applicable to such company. Such internal controls provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation and certification of financial statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s authorization; (iv) the reporting of assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and procedures are implemented to effect the collection thereof consistent with sound business practices applicable to an insurance company.

(b) Neither the board of directors of Genworth nor any committee thereof has since January 1, 2004, received any material complaint, allegation, assertion or claim, whether written or oral, that the accounting, reserving or auditing practices, procedures, methodologies or methods of the Stock Sale Companies or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Stock Sale Company has engaged in inappropriate accounting, reserving or auditing practices.

3.28. Disclosure.

To the Knowledge of Genworth, no representation or warranty of Genworth or the Stock Sale Companies contained in this Agreement or in any Ancillary Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to Genworth, as of the date hereof and as of the Closing Date (except to the extent any representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), that:

4.1. Organization.

The Buyer is duly incorporated, validly existing and in good standing under the Laws of Canada.

4.2. Authorization.

The Buyer has full corporate power and authority to execute and deliver this Agreement, and each other agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to perform its obligations hereunder and thereunder. The Buyer’s execution, delivery and performance of this Agreement and all other agreements and instruments executed by it in connection herewith or delivered by it pursuant hereto and the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other corporate proceeding on the part of the Buyer is necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement and all other agreements or instruments executed by the Buyer in connection herewith or delivered by the Buyer pursuant hereto have been duly and validly executed and delivered by the Buyer and this Agreement and all other agreements and instruments executed by the Buyer in connection herewith or delivered by the Buyer pursuant hereto constitute the Buyer’s legal, valid and binding obligation, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors’ rights and by general principles of equity (whether considered at law or in equity)).

4.3. No Conflicts; Consents and Approvals, etc.

(a) Except as set forth in Schedule 4.3(a), the execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby by the Buyer do not and will not result in (i) a conflict with, or breach or violation of, any provisions of the articles of incorporation or bylaws or other equivalent constituent documents of the Buyer, (ii) subject to obtaining the Approvals referred to in Schedule 4.3(b), any breach or violation of, default under (or termination or acceleration rights occurring, with or without due notice or lapse of time or both, under) any Laws, Permits or Contracts to which the Buyer is a party or subject or by which it or its properties or assets are bound or affected, or (iii) the creation or imposition of any Lien upon any assets or properties of the Buyer, except for such breaches, violations or defaults and such Liens which would not, individually or in the aggregate, impair the ability of the Buyer to fulfill its obligations hereunder or reasonably be expected to have a material adverse effect on the Buyer.

(b) Except as set forth on Schedule 4.3(b), no Approvals are required to be obtained or made by or with respect to the Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings required with respect to (i) the HSR Act and (ii) approvals or non-disapprovals of the insurance regulatory authorities and other Governmental Authorities of the jurisdictions listed on Schedule 4.3(b) (the “Buyer Required Jurisdictions,” and together with the Genworth Required Jurisdictions, the “Required Jurisdictions”).

4.4. Purchase for Investment; Restricted Shares.

The Buyer acknowledges that it is acquiring the Purchased Stock for investment for its own account and not with a view toward any resale or distribution thereof except in compliance with the Securities Act. The Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks and merits of its investment in the Purchased Stock and is capable of bearing the economic risks of such investment. The Buyer further represents and warrants that it is not (and has not been engaged as) an agent, broker, finder or intermediary on behalf of any Person with respect to the purchase, sale, transfer, assignment, conveyance or other disposition of any of the Purchased Stock or any assets of the Stock Sale Companies; provided, however, that it is understood and agreed that the Buyer may transfer to an Affiliate any of the Purchased Stock or any assets of the Stock Sale Companies.

4.5. No Broker.

All discussions and negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Buyer in such manner as to give rise to any claim against the Buyer, Genworth or any of their Affiliates for any brokerage or finder’s commission, fee or similar compensation, except for Citigroup Global Markets Inc., whose fees in respect hereof shall be paid by the Buyer.

4.6. Financing.

The Buyer has sufficient funds to consummate the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE BUYER AND GENWORTH

5.1. Satisfaction of Closing Conditions.

The parties shall use their commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to bring about the satisfaction as promptly as practicable of all the conditions contained in Article VI and to otherwise consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties shall apply for and diligently prosecute all applications for, and shall use their commercially reasonable efforts promptly to obtain, such Approvals as shall be necessary to permit the consummation of the transactions contemplated by this Agreement.

5.2. Publicity.

No press release or public announcement related to this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby, shall be issued or made without the joint approval of the Buyer and Genworth (such approval not to be unreasonably withheld or delayed), unless required by Law in which case, to the extent reasonably practicable, the Buyer and Genworth shall have the right to review such press release or announcement prior to publication.

5.3. Cooperation; Regulatory Filings; Other Consents.

(a) The Buyer and Genworth shall, as promptly as practicable, but in no event later than 20 Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. As soon as reasonably practicable, the Buyer shall file with the Superintendent of Financial Institutions, Canada (the “Superintendent “) an application and any supplemental information as may be required in connection therewith to obtain the written approval of the Superintendent of the transactions contemplated by this Agreement. Genworth will provide the Buyer with such necessary information and reasonable assistance as the Buyer may request in connection with its preparation of the filing with the Superintendent and its application for such approval. The Buyer and Genworth shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ, the Superintendent and any other Governmental Authority and shall comply promptly with any such inquiry or request. Each of the parties shall use commercially reasonable efforts to obtain any clearance required under the HSR Act or any other consent, approval or authorization of any Governmental Authority necessary for the consummation of the transactions contemplated hereby; provided, however, that notwithstanding anything to the contrary in this Agreement, the Buyer shall not be required to agree or consent to any condition or restriction with respect to such approval or authorization that (i) would materially and adversely affect the benefits, taken as a whole, that the Buyer reasonably expects to derive from the consummation of the transactions contemplated by this Agreement; provided, however, that restrictions and conditions imposed on the acquisition of the Stock Sale Companies by Genworth by the state insurance regulatory authority in GLHIC’s state of domicile shall not be deemed to materially and adversely affect such benefits, (ii) seeks to prohibit or limit the ownership of the Stock Sale Companies or the operation of the Stock Sale Business, or to compel the Buyer or any of its Affiliates to dispose of or hold separate any material portion of the business or assets of the Stock Sale Companies or any of the assets of the Buyer or any such Affiliate as a result of the transactions contemplated hereby, (iii) seeks to prohibit the Buyer or any of its Affiliates from effectively controlling in any material respect the Stock Sale Business, (iv) seeks to impose limitations on the ability of the Buyer to acquire or hold, or exercise full ownership of, any of the Capital Stock of the Stock Sale Companies, including the right to vote such Capital Stock on all matters properly presented to the stockholders of the Stock Sale Companies or (v) otherwise would be reasonably likely to result in a Material Adverse Effect.

(b) The Buyer shall file a Form A or other appropriate application, if any, relating to the change of control of the Stock Sale Companies with the insurance regulatory authority or other appropriate regulatory authority in each of the Buyer Required Jurisdictions as promptly as practicable but in no event later than 20 Business Days after the date hereof. The Buyer shall consult in good faith with Genworth as to the form and substance of each such Form A or other appropriate application and shall provide Genworth promptly with a copy of each of its filings and any related correspondence with the regulatory authority relating thereto. Each of the Buyer and Genworth shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing that is necessary under any applicable Law or in connection with filings to be specified. The Buyer shall keep Genworth apprised of the status of such filings.

(c) The Buyer and Genworth shall as promptly as practicable comply with any other Laws of any jurisdiction that are applicable to any of the transactions contemplated hereby and pursuant to which any Approvals or filing with any Governmental Authority or any other Person in connection with such transactions is necessary; provided, however, that nothing contained in this Agreement shall require the Buyer to agree or consent to any condition or restriction with respect to any such Approvals that (i) would, individually or in the aggregate, materially and adversely affect the benefits, taken as a whole, that the Buyer reasonably expects to derive from the consummation of the transactions contemplated by this Agreement; provided, however, that restrictions and conditions imposed on the acquisition of the Stock Sale Companies by Genworth by the state insurance regulatory authority in GLHIC’s state of domicile shall not be deemed to materially and adversely affect such benefits, (ii) seek to prohibit or limit the ownership of the Stock Sale Companies or the operation of the Stock Sale Business, or to compel the Buyer or any of its Affiliates to dispose of or hold separate any material portion of the business or assets of the Stock Sale Companies or any of the assets of the Buyer or any such Affiliate as a result of the transactions contemplated hereby, (iii) seek or prohibit the Buyer or any of its Affiliates from effectively controlling in any material respect the Stock Sale Business, (iv) seek to impose limitations on the ability of the Buyer to acquire or hold, or exercise full ownership of, any of the Capital Stock of the Stock Sale Companies, including the right to vote such Capital Stock on all matters properly presented to the stockholders of the Stock Sale Companies or (v) otherwise would be reasonably likely to result in a Material Adverse Effect.

(d) The actual costs (including any license or other fees, penalties or other similar expenses) paid to a third party in order to obtain an Approval set forth in Schedule 3.3(b) for the purposes of (i) transferring to the Stock Sale Companies or to such Person as the Buyer may direct any right or Contract, including those set forth on Schedule 5.3(d)(i); (ii) the Transition Services Agreement; or (iii) transferring, cloning or replacing Contracts so that a Stock Sale Company is a party to such Contract shall be borne with respect to (ii) by Genworth and with respect to (i) and (iii) one half each by Genworth and the Buyer; provided, that such costs are not principally attributable to a material change of such service provided pursuant to the Transition Services Agreement or Contract or other rights because of a request of Buyer, in which case the cost shall be bourne by the Buyer. The Buyer shall also bear all one-time transfer or replacement fees for assets acquired in accordance with Section 5.3(d) that are placed on its balance sheet or the balance sheet of its Affiliates (including the Stock Sale Companies) as capital expenditures. The Parties shall cooperate and use commercially reasonable efforts to promptly obtain all such Approvals, except with respect to those Approvals set forth on Schedule 5.3(d)(i) for which the Parties shall use reasonable best efforts to obtain the Approvals necessary to transfer or license or replace the Contracts on terms reasonably acceptable to the Buyer prior to Closing. With respect to those consents which have not been obtained by the Closing Date, Genworth shall be obligated to provide such right or substantially similar right to the Buyer until such time as the Buyer can obtain such rights or a replacement license or other Contract or in the cases of services provided pursuant to the Transition Services Agreement for the duration of the Transaction Services Agreement.

5.4. Certain Notices.

Until the Closing, Genworth shall give notice to the Buyer, and the Buyer shall give notice to Genworth, of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

5.5. Confidentiality and Non-Solicitation.

(a) Except as otherwise agreed by the parties hereto in writing, a party hereto and its Affiliates receiving Confidential Information (the “Receiving Party”) shall hold all such Confidential Information in the strictest confidence at all times, making no use thereof (including for the purpose of competing with the other party or any of its Affiliates) other than in connection with the consummation of the transactions contemplated by this Agreement. The Receiving Party shall not without the prior written approval of an appropriate officer of any other party or its Affiliates who furnishes Confidential Information (the “Disclosing Party”): (i) release any Confidential Information to any Person other than Persons directly involved in the transactions contemplated by this Agreement; (ii) duplicate or otherwise reproduce any Confidential Information except as required in connection with the transactions contemplated by this Agreement; (iii) reverse engineer, reverse compile, or otherwise subject any software used by the Buyer, Genworth or the Stock Sale Companies to any process, a goal of which is to obtain the source code therefor; or (iv) remove or obscure any copyright or other proprietary notice on any software or other object owned, leased or licensed by the Buyer, Genworth or the Stock Sale Companies. At any time upon written request by the Disclosing Party, the Receiving Party shall return all records and copies of Confidential Information, in whatever form then existing, to an appropriate officer of the Disclosing Party or destroy all copies thereof (except to the extent that such Confidential Information is retained in archival back-up tapes or similar storage media, in which case such Confidential Information is not to be used for any purpose by the Receiving Party other than for archival purposes), and certify to the Disclosing Party in a writing signed by an authorized officer of the Receiving Party as to such destruction; provided that after the Closing, the Buyer need not comply with any request pursuant to the prior sentence to the extent it relates to Confidential Information concerning the Stock Sale Companies.

(b) In the event that the Receiving Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or process) to disclose any Confidential Information, the Receiving Party agrees that it will provide the Disclosing Party with prompt written notice of any such request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5.5. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Receiving Party is, in the opinion of its counsel, compelled to disclose Confidential Information, the Receiving Party may, notwithstanding the terms of paragraph (a) of this Section 5.5, disclose that portion of the Confidential Information which its counsel advises it is compelled to disclose and will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the Receiving Party will not oppose any action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(c) The Receiving Party shall be liable hereunder for the actions and inactions of itself, its Affiliates that receive such Confidential Information and its and such Affiliates’ officers, directors, employees, advisers and representatives, all of whom shall be required by the Receiving Party to abide by the provisions of this Agreement as though made parties hereto.

(d) The Receiving Party shall not, and shall not permit any of its representatives to, communicate with any Person concerning any other aspect of the transactions contemplated hereby, other than Persons reasonably required to assist the Receiving Party in its analysis of the Confidential Information in order to effect the transactions contemplated hereby.

(e) Each Receiving Party stipulates that breach of the provisions of this Section 5.5 concerning Confidential Information could cause the Disclosing Party, or the rightful owner of the subject of such matters, irreparable injury inadequately compensable through monetary damages, and accordingly, agrees that the Disclosing Party shall be entitled to injunctive relief against such breach or threatened breach, in addition to any other available remedies; provided, however, that nothing in this Agreement shall be deemed to restrict the right of a Receiving Party to oppose the assertion that it has breached the terms of this Section 5.5 or that such a threatened breach exists.

(f) After the date of this Agreement, Genworth shall take all such action (at the sole cost and expense of Buyer) as is reasonably necessary to enforce all of its rights under, and shall not waive or amend any provision of, confidentiality agreements with prospective bidders relating to the sale of the Stock Sale Companies (the “Third Party Confidentiality Agreements”), including seeking injunctive and other equitable relief.

Any monetary damages for breaches of the Confidentiality Agreements and relating to the Stock Sale Companies recovered following the Closing shall be promptly provided to the Buyer.

(g) If no Closing occurs, then until two years after the date hereof, the Buyer shall not directly or indirectly solicit for employment or hire or employ any of the Employees; provided, however, that such restrictions shall not apply to any Employee (i) at any time more than 30 days after such person has ceased to be such an Employee or (ii) with whom the Buyer does not come into contact, or that the Buyer does not learn about, from the Confidential Information or any negotiations or due diligence in connection with the execution of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the Buyer shall not be prevented from hiring any Employee who contacts it on his or her own initiative without any direct or indirect solicitation by the Buyer or its agents (other than through general solicitations in industry journals, newspapers or similar publications or through use of a search firm or similar agency that has not been directed by the Buyer to contact such person).

(h) Until two years after the Closing Date, Genworth shall not solicit for employment or hire or employ (or cause any Affiliate of Genworth to solicit for employment or hire or employ) any Employee who remains an officer, director or employee of the Stock Sale Companies after the Closing Date; provided, however, that such restrictions shall not apply to any Employee at any time more than 30 days after such person has ceased to be such an Employee. Notwithstanding the foregoing, Genworth shall not be prevented from hiring any Employee other than (i) senior management of the Stock Sale Companies or (ii) an Employee serving in an underwriting, claims, distribution or actuarial function (other than Employees serving solely in a clerical or administrative capacity) who contacts it on his or her own initiative without any direct or indirect solicitation by Genworth or its agents (other than through general solicitations in industry journals, newspapers or similar publications or through use of a search firm or similar agency that has not been directed by Genworth to contact such person).

5.6. Investigations: Pre-Closing Access.

(a) During the period between the date hereof and the Closing Date and subject to applicable Laws, Genworth and the Buyer shall allocate sufficient personnel and other resources and use commercially reasonable efforts to develop, to mutually agree upon and, to the extent commercially reasonable and in accordance with applicable Laws, to implement the transition plan (the “Transition Plan” ) relating to the Stock Sale Business to help effectuate an orderly and efficient transition of the Stock Sale Business. During the term of the Transition Services Agreement, the parties shall continue to cooperate in good faith to modify, enhance, and further implement the Transition Plan as necessary or desirable.

(b) During the period between the date hereof and the Closing Date and subject to applicable Law, the Buyer shall be entitled, through its employees and representatives and at the Buyer’s expense, to make such investigation and review of the assets, liabilities, business operations, properties, Contracts, personnel and other aspects of the Stock Sale Business as the Buyer may reasonably request. The Buyer’s investigation and review pursuant to any of the provisions of this Section 5.6(b) shall be conducted or occur at reasonable times during normal business hours and upon reasonable prior notice to Genworth and shall not unreasonably interfere with the Stock Sale Companies’ normal business operations and further provided that any contacts with customers or suppliers with respect to the Stock Sale Business must have the prior written approval of Genworth other than (i) customers and suppliers with whom the Buyer or its Affiliates have a current relationship as of the date of this Agreement (provided that the Buyer may not discuss with such customers or suppliers anything that would breach the provisions of Section 5.5) or (ii) as otherwise agreed by the parties pursuant to any transition plan implemented in connection with the transactions contemplated hereby.

(c) Each of the parties hereto and their employees shall cooperate with the other, as the case may be, in connection with any review and examination by the Buyer. Any such investigation or review shall be subject to the terms and conditions of the confidentiality provisions contained in Section 5.5. No investigation made pursuant to this Section 5.6 or otherwise, whether made before or after the date of this Agreement, and no matter disclosed pursuant to Section 5.4, shall affect or be deemed to modify or waive any specific representation or warranty made by either party pursuant to this Agreement or any rights of the parties under Article VI or Article X.

5.7. Operation in Ordinary Course.

(a) Except as expressly provided in this Agreement, Genworth shall cause each of the Stock Sale Companies to: (i) carry on its business in the ordinary course and substantially in the same manner as heretofore carried on; (ii) use its commercially reasonable efforts to preserve intact its current business organization, management, employees, Producers and Service Providers and its present relationships with its suppliers, customers and others having business dealings with it until the Closing Date; and (iii) maintain relations and good will with Governmental Authorities.

(b) Without limiting the generality of the foregoing, Genworth covenants and agrees that, except; (i) as contemplated by this Agreement or (ii) with the prior written consent of Buyer, from the date hereof and prior to the Closing, none of the Stock Sale Companies (either directly or indirectly as a result of any actions by Genworth or any Affiliate of Genworth acting on behalf of or with respect to any of the Stock Sale Companies),

(i)	will amend its articles of incorporation or by-laws;

(ii)

will: (A) split, combine, subdivide or re-classify any shares of its Capital Stock; (B) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of its Capital Stock; (C) issue, authorize the issuance of or sell, grant or pledge any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its Capital Stock; or (D) redeem, purchase or otherwise acquire directly or indirectly any shares of its Capital Stock;

(iii)	will: (A) adopt any new employee benefit plan, terminate or amend in any material respect any existing Employee Benefit Plan, or enter into any collective bargaining agreement or other Contract with any labor organization, union or association, except to comply with applicable Law or this Agreement, or (B) increase any compensation, or benefits (including severance benefits), award or pay any bonuses to or enter into or amend any employment, severance, termination or similar agreement except for normal compensation increases and year-end bonuses in the ordinary course of business consistent with past practice including consistency with the percentage of base salary or average annual compensation represented by such raise or bonus over the least three years;

(iv)	will acquire, sell, lease, license, grant, encumber or dispose of any property or asset, except in the ordinary course of business consistent with past practice;

(v)	will: (A) incur or assume any long-term or short-term debt (except for short-term borrowings under currently existing facilities in the ordinary course of business consistent with past practice not at any time in excess of $10,000,000 in the aggregate for all Stock Sale Companies) or issue any debt securities; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice; (C) make any loans, advances or capital contributions to, or investments in, or receive any capital contributions from, any other Person other than in the ordinary course of business consistent with past practice; (D) pledge or otherwise encumber any shares of its Capital Stock; or (E) mortgage or pledge any of its assets, tangible or intangible, or create any Lien of any kind with respect to any such assets;

(vi)

will: (A) acquire (by merger, consolidation, reinsurance or acquisition of stock or assets) any corporation, partnership or other business organization or any material assets thereof or any equity interest therein (other than purchases of marketable securities in the ordinary course of business); (B) merge or consolidate with any other Person; (C) other than GEGA, liquidate, dissolve or windup its business or organize any new Subsidiary; (D) enter into any partnership, joint venture or similar business arrangement (other than purchases of marketable securities in the ordinary course of business); (E) authorize or make any new capital expenditures in excess of $250,000 in the aggregate except for those capital expenditures already planned or committed to on the date of this Agreement and which are listed in Schedule 5.7; or (F) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

(vii)	will, if an effect of doing so would be to increase or accelerate a Tax liability for any Post-Closing Tax Period: (A) settle or compromise any Tax liability; (B) make or change any Tax election or file any amended Tax Returns; or (C) file any claim for refund of any Taxes, except (in each case) in the ordinary course of business consistent with past practice;

(viii)	will dispose of, permit to lapse, waive, release or assign any rights, or settle any claims with respect to, any of its material Intellectual Property;

(ix)	will enter into any lease of any real property, except any renewals or replacements of existing leases in the ordinary course of business consistent with past practice;

(x)	will release any loss adjustment expense reserves or reserves for uncollectible reinsurance for any Regulated Company for any loss year ending prior to the Closing Date;

(xi)	will implement any rate increase or decrease other than in the ordinary course which increase or decrease is material to the Stock Sale Business;

(xii)	will waive the benefits of, agree to modify in any manner, terminate, release any Person from or fail to enforce any confidentiality, standstill or similar contract to which any of the Stock Sale Companies is a party, which covers or relates to the Stock Sale Business or the assets or properties of the Stock Sale Companies or of which any of the Stock Sale Companies is a beneficiary;

(xiii)	will take any action that would result in a breach of any representation or warranty set forth in Section 3.9; or

(xiv)	will authorize any of, or commit or agree, whether in writing or otherwise, to do, any of the foregoing actions.

5.8. Compliance with Law.

From the date hereof until the Effective Time, each of the Stock Sale Companies shall comply in all material respects with all applicable Laws.

5.9. Intercompany Accounts.

(a) Schedule 5.9 sets forth the intercompany accounts between any Stock Sale Company, on the one hand, and Genworth or any of its Affiliates (other than one of the Stock Sale Companies), on the other hand (the “Intercompany Accounts”). The parties agree that the Intercompany Accounts shall be settled to the extent reasonably possible as of the Closing Date and any amounts due under such settled accounts shall be paid in full at such time. To the extent any Intercompany Accounts are not settled as of the Closing Date, such accounts will be paid for and settled in connection with the payments to be made pursuant to Section 2.6.

(b) Except as otherwise agreed in writing by Genworth and the Buyer within 30 days after the date hereof, Genworth shall cause the Stock Sale Companies to terminate, at or prior to the Closing, any Contracts between one or more of the Stock Sale Companies, on the one hand, and Genworth or any of its Affiliates (other than one of the Stock Sale Companies), on the other hand, which Contracts are listed on Schedule 3.11(a)(v).

(c) Effective as of the Closing Date, the Stock Sale Companies and Genworth shall enter into the Tax Sharing Agreements Release (the “Tax Sharing Agreements Release”) substantially in the form of Exhibit E hereto.

5.10. Insurance.

(a) From and after the Closing Date, the Stock Sale Companies shall cease to be insured by Genworth’s or its Affiliates’ (other than one of the Stock Sale Companies) insurance policies or by any of their self-insured programs to the extent such insurance policies or programs cover the Stock Sale Companies. With respect to events or circumstances relating to the Stock Sale Companies that occurred or existed prior to the Closing Date that are covered by occurrence-based third party liability insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance programs sponsored by Genworth and/or its Affiliates (other than one of the Stock Sale Companies) and that apply to the Stock Sale Companies, the Buyer may make claims under such policies and programs and Genworth shall and shall cause its Affiliates to reasonably cooperate with the Buyer and its Affiliates pursuing payment under any of the insurance policies covering the Stock Sale Companies in effect as of the date hereof and, as applicable, shall pay over to the Buyer or its Affiliates any amounts so collected; provided, however, that by making any such claims, the Buyer agrees to reimburse Genworth for any increased costs incurred by Genworth as a result of such claims, excluding however any retroactive premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time to Genworth and its Affiliates (other than one of the Stock Sale Companies); provided, further, that neither the Buyer nor any of its Affiliates shall make any such claims if, and to the extent that, such claims are covered by insurance policies purchased or sponsored by the Buyer and/or its Affiliates (including, after Closing, the Stock Sale Companies).

(b) With respect to any open claims against Genworth’s insurance policies relating to the Stock Sale Companies prior to the Closing Date, Genworth agrees to remit to the Buyer any net proceeds realized from such claims upon full and final settlement of such claims; provided that the Buyer complies with the requirements specified in Section 5.10(a).

5.11. Additional Information.

(a) Genworth shall provide Buyer with an update as of the Closing Date of: (i) the list provided pursuant to Section 3.13(a) and (ii) the accrued liabilities being assumed by Buyer pursuant to Schedule 8.1(f).

(b) Genworth shall deliver to the Buyer the information set forth on Schedule 5.11 attached hereto within the time periods set forth in such Schedule 5.11. Such information will be prepared in a manner consistent with past practices and internal policies of the Stock Sale Companies.

5.12. Transfers of Intellectual Property ; Use of Certain Owned Intellectual Property.

(a) Prior to or at Closing, Genworth shall, and shall cause its Affiliates to (a) transfer to the Stock Sale Companies or to such Person as the Buyer may direct, any and all right, title and interest, including all associated goodwill, which Genworth or its Affiliates may have in any Intellectual Property that is set forth in Schedule 5.12(a) used in the conduct of the business of the Stock Sale Companies.

(b) Prior to or at the Closing, Genworth shall cause the Stock Sale Companies to transfer to Genworth or its Affiliates or to such Person as Genworth may direct, any and all right, title and interest, including all associated goodwill, which the Stock Sale Companies may have in any Intellectual Property that is set forth in Schedule 5.12(b) used in the conduct of the business of the Stock Sale Companies.

(c) After the Closing, subject to Sections 5.12(a) and (b) Genworth and each of its Affiliates on the one hand, and each Stock Sale Company on the other hand, shall retain their respective ownerships rights in. and shall hold the other Party harmless against Damages arising from its own use of any Owned Intellectual Property that is jointly owned by or between (i) any Stock Sale Company and (iii) Genworth or any Affiliate of Genworth (other than a Stock Sale Company).

(d) Prior to or at the Closing, Genworth shall grant, or shall cause its Affiliates to grant, to the Stock Sale Companies a worldwide, non-exclusive, sublicenseable, transferable and irrevocable right to use all unregistered Intellectual Property (other than common law trademarks or service marks) owned by Genworth or its Affiliates and used, other than incidentally, in the business of the Stock Sale Companies as of the date hereof.

(e) Genworth shall, or shall cause its Affiliates to, maintain all master services agreements relating to the Contracts set forth on Schedule 3.14(h) for the period of time from the date of this Agreement until (i) the services being provided pursuant to the Transition Services Agreement to which such master services agreement and Contract relate is terminated, (ii) the Contract is transferred to a Stock Sale Company, (iii) the master services agreement is cloned with a Stock Sale Company as a party thereto or (iv) a replacement contract on terms reasonably acceptable to Buyer is obtained, provided that Genworth’s obligation pursuant to this Section 5.12(e) shall not apply to those master services agreements disclosed in writing to the Buyer immediately prior to the date of this Agreement that Genworth or one of its Affiliates planned to terminate or replace such contract.

5.13. Ancillary Agreements.

Effective as of the Closing Date, each of Genworth and, if applicable, the Buyer and any of their respective Affiliates which is a party to the Ancillary Agreements, shall enter into each of the Ancillary Agreements to which it is a party.

5.14. Non-Competition.

(a) During the period commencing on the Closing Date and ending on the last day of the thirtieth month after the date hereof (the “Restricted Period”), Genworth shall not, and shall cause its Subsidiaries not to, directly or indirectly, engage in any Restricted Business (as defined below) in any jurisdiction in which the Stock Sale Companies operate as of the Closing Date within the United States (the “Restricted Territory”) or otherwise compete in the Restricted Products with the Buyer or the Stock Sale Companies in the Restricted Territory. As used herein, “Restricted Business” means the marketing, soliciting, underwriting, issuance, sale and administration of Restricted Products. As used herein, “Restricted Products” means insurance products and employment-based benefits and services in the following lines of business (i) group life and accidental death and dismemberment, (ii) group dental, (iii) group long-term disability, (iv) group short-term disability, (v) group fully insured medical, and (vi) group medical stop loss. For the avoidance of doubt, “group life” products do not include group annuity products. Notwithstanding the foregoing, Restricted Products shall not be deemed to include products of Genworth or its Affiliates that are sold in joint marketing arrangements whereby non Restricted Products manufactured by Genworth are bundled with Restricted Products of a third party and distributed by such third party, so long as a purpose of Genworth’s participation in such joint marketing arrangements is not to circumvent the restrictions of this Section 5.14.

(b) At any time following the Closing Date, none of Genworth or its Affiliates or its or their successors shall, directly or indirectly, use or transfer or otherwise disclose to any Person (including any Person that becomes an Affiliate or successor of Genworth or any such Affiliate at any time following the Closing Date) any Confidential Information about or relating to the Stock Sale Business.

(c) If during the Restricted Period Genworth or any of its Subsidiaries acquires, directly or indirectly, any Person in one or more transactions that results in such Person becoming an Affiliate of Genworth or any of its Subsidiaries and such Person engages in a Restricted Business, which Restricted Business generated premiums of more than $200 million for its most recent fiscal year, then Genworth shall, and shall cause such Subsidiary to, divest such Restricted Business within 18 months of the closing of such acquisition. For the avoidance of doubt, any series of one or more related or unrelated transactions occurring during the Restricted Period shall be aggregated for purposes of this Section 5.14(c). If such aggregation results in the $200 million threshold of the foregoing sentence in this Section 5.14(c) being met, the divestiture requirements hereof will be applicable to the Restricted Business acquired in the transaction that caused the $200 million threshold to be exceeded.

(d) The parties hereto recognize that the Laws and public policies of the various States of the United States of America may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.14. It is the intention of the parties that the provisions of this Section 5.14 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 5.14 shall not render unenforceable or impair the remainder of the provisions of this Section 5.14. Accordingly, if at the time of enforcement of any provision of this Section 5.14, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by applicable Law.

(e) Genworth expressly acknowledges that the restrictive covenants set forth in this Section 5.14, including the geographic scope and duration of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Buyer and its Affiliates, and that any violation thereof could result in irreparable injury to the Buyer and its Affiliates that would not be readily ascertainable or compensable in terms of money, and therefore the Buyer and its Affiliates shall be entitled to seek from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as damages, which rights shall be cumulative and in addition to any other rights or remedies to which it may be entitled. Genworth further agrees that if it is determined by a court of competent jurisdiction in a final non-appealable order that it has willfully breached the terms of this Section 5.14, the Buyer and its Affiliates shall be entitled to recover from Genworth all costs and reasonable attorneys’ fees incurred as a result of its attempts to redress such breach or to enforce its rights and protect its legitimate interests.

(f) The parties hereto recognize that the Laws and public policies of the various States of the United States of America may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.14. It is the intention of the parties that the provisions of this Section 5.14 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 5.14 shall not render unenforceable or impair the remainder of the provisions of this Section 5.14. Accordingly, if at the time of enforcement of any provision of this Section 5.14, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by applicable Law.

(g) Genworth expressly acknowledges that the restrictive covenants set forth in this Section 5.14, including the geographic scope and duration of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Buyer and its Affiliates, and that any violation thereof could result in irreparable injury to the Buyer and its Affiliates that would not be readily ascertainable or compensable in terms of money, and therefore the Buyer and its Affiliates shall be entitled to seek from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as damages, which rights shall be cumulative and in addition to any other rights or remedies to which it may be entitled. Genworth further agrees that if it is determined by a court of competent jurisdiction in a final non-appealable order that it has willfully breached the terms of this Section 5.14, the Buyer and its Affiliates shall be entitled to recover from Genworth all costs and reasonable attorneys’ fees incurred as a result of its attempts to redress such breach or to enforce its rights and protect its legitimate interests.

5.15. Post-Closing Cooperation.

(a) Genworth and the Buyer shall cooperate with each other, and shall cause their Affiliates and their respective officers, employees, agents, auditors and representatives to cooperate with each other following the Closing, to ensure the orderly transition of the Stock Sale Companies to the Buyer and to minimize any disruption to the Stock Sale Companies that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, each of Genworth and the Buyer shall furnish or cause to be furnished to each other and their Affiliates and their respective employees, counsel, auditors and representatives, access, during normal business hours, to such information and assistance relating to the Stock Sale Companies (to the extent within the control of such party) as is reasonably necessary for financial reporting, Tax and accounting matters, determination of employee benefits, compliance with the requirements of any Governmental Authority or Law, determination and enforcement of rights and obligations under this Agreement, and any actual or threatened action or proceeding. In addition, after the Closing, upon reasonable written notice, Genworth shall furnish or cause to be furnished to the Buyer and its Affiliates and its employees, counsel, auditors and representatives, access, during normal business hours, to any Books and Records in the possession of Genworth or one of its Subsidiaries.

(b) Following the Closing, Genworth shall either maintain or assign, and at the direction of the Buyer, enforce or cooperate with the Buyer in the enforcement of, any rights to indemnification from any third party with respect to the Stock Sale Business after the Closing held by Genworth or any of its Affiliates other than the Stock Sale Companies to the extent that such rights remain on their terms in effect following the Closing. To the extent Genworth recovers any amounts under such rights with respect to the Stock Sale Business after the Closing, it shall pay to the Buyer any recoveries received in connection therewith. The Buyer shall indemnify Genworth for any actions taken and any costs incurred in following the direction of the Buyer pursuant to this Section 5.15(b).

(c) Following the date hereof, the parties shall work together in good faith to determine appropriate terms relating to the DHI Stock and the CA Benefits Stock in order to effect the intent of this Agreement and to comply with all applicable Laws.

5.16. COLI Liabilities.

If, following the Closing, the Buyer receives notice (written or oral) from any Person with respect to COLI Liabilities (a “COLI Notice”) requiring it to take any action, it shall notify Genworth of the receipt of such notice. Genworth shall have the right to direct the Buyer to perform any reasonable action required by the COLI Notice, at Genworth’s sole cost and expense, and the Buyer shall take such action as reasonably directed by Genworth. Genworth shall indemnify and hold harmless the Buyer from all Damages relating to or resulting from such actions.

5.17. Genworth Guarantees.

Buyer hereby agrees to use commercially reasonable efforts (without the payment of any fees) to cause one of its Affiliates to replace Genworth or its Affiliates as the guarantor of the real property leases to which the Stock Sale Companies are a party that are set forth on Schedule 5.17 attached hereto.

5.18. Facilities Sublease.

As of the Closing Date, Buyer and Genworth shall execute and deliver the Windsor Sublease Amendment substantially in the form of Exhibit F attached hereto.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1. Conditions Precedent to Each Party’s Obligations.

The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:

(a) any applicable waiting period under the HSR Act shall have expired or been terminated;

(b) all Approvals listed on Schedules 3.3(b) and 4.3(b) (other than in the case of Approvals of third parties in which Genworth has offered to provide to Buyer substantially similar benefits pursuant to Section 5.3(d)except where the provision of such substantially similar benefits would disadvantage the Stock Sale Companies in any meaningful way or except for the Contracts set forth on Schedule 6.2, for which no substantially similar substitute shall be permitted) shall have been obtained and this Agreement and the consummation of the transactions contemplated hereby shall have been approved by the insurance regulatory authorities or Governmental Authorities of the Required Jurisdictions (or shall not have been disapproved by such authorities and the time period during which such authorities may, under applicable Law, disapprove this Agreement and the consummation of such transactions shall have lapsed) and the parties shall have received reasonably satisfactory evidence of such Approvals (or non-disapprovals);

(c) no Law, order, decree or injunction shall have been enacted, entered or enforced by any Governmental Authority that remains in force and that prohibits or seeks to prohibit or restrain the consummation of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their commercially reasonable efforts to have any such Law, order, decree or injunction revoked, vacated or reversed; and

(d) Genworth and, if applicable, the Buyer shall have executed and delivered, or caused to have been executed or delivered, the Ancillary Agreements and all such other documents or instruments necessary or appropriate to effect the transactions contemplated by this Agreement.

6.2. Conditions Precedent to Obligations of the Buyer.

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) each of the representations and warranties of Genworth set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except for any inaccuracy or breach that, individually or in the aggregate (without giving effect to any limitation as to materiality or Material Adverse Effect contained therein), would not reasonably be expected to have a Material Adverse Effect;

(b) Genworth shall, in all material respects, have performed all obligations and complied with all covenants herein (other than those required to be performed or with which it is required to comply after the Closing Date);

(c) all proceedings, corporate or other, to be taken by Genworth or the Stock Sale Companies in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Buyer;

(d) Genworth shall have transferred and delivered, or shall have caused to be transferred and delivered, as the case may be, to the Buyer certificates evidencing all of the Purchased Stock duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed;

(e) Genworth shall have delivered to the Buyer the Resignations;

(f) Since the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence (or with respect to facts, events, changes, effects, developments, conditions or occurrences existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect;

(g) the Buyer shall have received an executed copy of the Genworth Closing Certificate; and

(h) Genworth shall have transferred, cloned or replaced the Contracts set forth on Schedule 6.2 for the benefit of the Stock Sale Companies.

6.3. Conditions Precedent to Obligations of Genworth.

The obligation of Genworth to consummate and cause the consummation of the transactions contemplated by this Agreement is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) each of the representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except for any inaccuracy or breach that, individually or in the aggregate (without giving effect to any limitation as to materiality or Material Adverse Effect contained therein), would not reasonably be expected to have a Material Adverse Effect;

(b) the Buyer shall, in all material respects, have performed all obligations and complied with all covenants herein (other than those required to be performed or with which it is required to comply after the Closing Date);

(c) all proceedings, corporate or other, to be taken by the Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Genworth;

(d) Genworth shall have received the Purchase Price (as adjusted pursuant to Section 2.6, if applicable) by wire transfer of cash or other immediately available funds; and

(e) Genworth shall have received an executed copy of the Buyer’s Closing Certificate.

6.4. Conditions to Second Closing.

The obligations of the parties to consummate and cause the consummation of the Second Closing are subject to the satisfaction or waiver of the conditions precedent set forth on Schedule 6.4 attached hereto.

ARTICLE VII

TAX MATTERS

7.1. Tax Representations.

Genworth represents and warrants to the Buyer as of the date hereof that, except as set forth on Schedule 7.1:

(a) All material Returns with respect to any Tax period required to be filed by or with respect to any Stock Sale Company have been filed when due, including any valid extensions;

(b) All such Returns are complete and correct in all material respects, and all Taxes due and payable as shown thereon have been timely paid or timely withheld and remitted to the appropriate Taxing Authority;

(c) There are no Liens for Taxes upon the assets of any Stock Sale Company except Permitted Liens for Taxes;

(d) No material unpaid deficiencies for any Taxes have been proposed, asserted or assessed in writing against any Stock Sale Company or any assets of any Stock Sale Company;

(e) No Stock Sale Company has agreed to, has been requested to, or has an application pending to make any adjustment under Section 446(e) or Section 481(a) of the Code, and no Stock Sale Company has in effect any election under Section 341(f) of the Code;

(f) GLHIC and PIC are not currently subject to any adjustment under Section 807(f) of the Code;

(g) The balance of the policyholders’ surplus account (as defined in Section 815 of the Code) of PIC is zero and has been zero since May 25, 2004;

(h) No Stock Sale Company is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(i) No written agreement or other document extending or having the effect of extending the period of assessment or collection of any material Taxes payable by a Stock Sale Company is in effect as of the date hereof;

(j) No Stock Sale Company is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other Taxing Authority) within which to file any material Tax Return not previously filed;

(k) As of the date hereof, to the Knowledge of Genworth, there are not pending any audits, examinations, investigations or other proceedings in respect of material Taxes payable by the Stock Sale Companies;

(l) No Stock Sale Company has executed, become subject to, or entered into any closing agreement (as defined in Section 7121 of the Code or any similar or predecessor provisions thereof under the Code or any other applicable Tax law) that will materially affect the amount or timing of Taxes of any Stock Sale Company for any Post-Closing Tax Period;

(m) There are no outstanding rulings or requests for rulings with any Taxing Authority addressed, directly or indirectly, to any Stock Sale Company that are or, if issued, would be binding upon any Stock Sale Company for any Post-Closing Tax Period;

(n) No Stock Sale Company is a party to or bound by any Tax Sharing Agreement;

(o) No Stock Sale Company has currently in effect any compensatory agreements with respect to the performance of services for which payment thereunder would result in a nondeductible expense pursuant to Section 280G or Section 162(m) of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code;

(p) No Stock Sale Company has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any predecessor thereof, including any IRS ruling, procedure, notice or other pronouncement issued pursuant to any such regulation;

(q) Since May 25, 2004, no Stock Sale Company has distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code;

(r) Each of the Stock Sale Companies has caused to be withheld and paid to the appropriate Taxing Authority, or is causing to be held for payment not yet due to such

Taxing Authority, all Taxes required by Law or agreement to be withheld from the wages or salaries of Employees, and if not payable through withholding, has caused to be paid or made provision for and (if due and payable on or before the Closing Date) will pay or cause to be paid all FICA and other employment Taxes with respect to the Employees;

(s) All life insurance contracts issued by any of the Stock Sale Companies: (A) have at all times satisfied the applicable provisions in Section 101(f) and 7702 of the Code; (B) are not modified endowment contracts within the meaning of Section 7702A(a) of the Code, except as adequately disclosed to the policyholders, and all other life insurance contracts are administered in a fashion to prevent them from inadvertently becoming modified endowment contracts; and (C) if subject to Section 817 of the Code, have met the diversification requirements applicable thereto since the issuance of the contracts, and no holder of such contract can reasonably be determined to have an impermissible degree of investor control over the assets of the separate accounts; and

(t) For all taxable years in which the applicable statute of limitations on assessments or collection of Taxes has not yet expired, GHLIC has been subject to federal income Tax under Section 831 of the Code, and has calculated its insurance and unearned premium reserves in accordance with Sections 807 and 846 of the Code, and has computed its unpaid losses based upon reasonable estimates.

7.2. Tax Returns.

(a) Genworth shall prepare and timely file, or cause to be prepared and timely filed by such other Person as is appropriate, all Returns required to be filed by or with respect to any Stock Sale Company on or before the Closing Date. All such Returns will be filed when due (taking into account any extensions).

(b)(i) Genworth shall prepare and timely file, or cause to be prepared and timely filed, in a manner consistent with past practice in all material respects, any consolidated, unitary, combined or similar Return for any Pre-Closing Tax Period that includes any of the Stock Sale Companies and at least one other company that is not a Stock Sale Company and shall include, or cause to be included, therein the income, gain, loss, deductions, expenses, credits, and other Tax items of the appropriate Stock Sale Companies.

(ii) Genworth shall prepare or cause to be prepared in a manner consistent with past practices in all material respects any Return for Income Taxes of any of the Stock Sale Companies for any Pre-Closing Tax Period that ends on or before the Closing Date not otherwise covered by Section 7.2(b)(i) and shall include, or cause to be included, therein the income, gain, loss, deductions, expenses, credits and other Tax items of the appropriate Stock Sale Companies. Genworth shall, to the extent permitted by applicable Law, cause all Tax periods of each Stock Sale Company to close on the Closing Date. Genworth shall submit to Buyer each such Return at least 15 days prior to the due date (including extensions) of such Return. Buyer shall timely file, or cause to be timely filed by such other Person as appropriate, each such Return in the form submitted to it by Genworth, unless otherwise required by Law or agreed by Genworth and the

Buyer. If Buyer believes that it would be a violation of Law to file any Return submitted to it by Genworth, Buyer agrees to notify Genworth promptly and to negotiate in good faith regarding the proper filing of such Return.

(c) Except for those Returns required to be filed in accordance with Section 7.2(b), the Buyer shall prepare and timely file, or cause to be prepared and timely filed by such other Person as is appropriate, subject to the Tax Pre-Filing Review Procedure, all Returns with respect to any Pre-Closing Tax Period (including Pre-Closing Tax Periods that are a portion of Tax periods ending after the Closing Date) of each Stock Sale Company required to be filed after the Closing Date. Such Returns shall be prepared, in all material respects, in a manner consistent with the positions taken and accounting methods used on the Returns filed by or with respect to the appropriate Stock Sale Company prior to the Closing Date, unless otherwise required by Law or agreed by Genworth and the Buyer.

(d) The Buyer shall prepare and timely file, or cause the Stock Sale Companies to prepare and timely file, all Returns required to be filed by or with respect to any Stock Sale Company for any Tax period beginning after the Closing Date.

(e) Neither the Buyer nor any Stock Sale Company shall file any amended or other Return for or relating to any Pre-Closing Tax Period without the prior written consent of Genworth, which consent shall not be unreasonably withheld; provided, however, that in the case of a consolidated, unitary, combined, or similar Return that includes a company other than a Stock Sale Company, Genworth may withhold consent within its sole discretion.

7.3. Tax Payments.

(a) Genworth shall timely pay or cause to be timely paid to the appropriate Taxing Authority (without duplication of amounts otherwise payable or previously paid) all Taxes required to be reported on any Returns required to be prepared pursuant to Section 7.2(a) or Section 7.2(b)(i).

(b) The Buyer shall timely pay or cause to be timely paid to the appropriate Taxing Authority all Taxes required to be reported on any Returns required to be prepared pursuant to Section 7.2(b)(ii), Section 7.2(c) or Section 7.2(d).

(c) All transfer, documentary, sales, use, stamp, registration, value added and similar Taxes incurred in connection with the sale of the Stock Sale Companies pursuant to this Agreement shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Returns with respect to all such Taxes, and, if required by applicable Law, Genworth will, and will cause its Affiliates to, join in the execution of any such Returns that are properly prepared. The Buyer will reimburse Genworth upon demand for any Taxes paid by Genworth to obtain the appropriate transfer Tax stamps for delivery of the certificates evidencing the Purchased Stock.

7.4. Refunds.

Genworth shall be entitled to receive and to retain any and all refunds (including any interest) of Taxes of any Stock Sale Company for any Pre-Closing Tax Period not accrued on the Final Closing Balance Sheet. In the event the Buyer or any Stock Sale Company receives any Tax refund (whether through payment, credit or reduction in Taxes) to which it is not entitled hereunder, the recipient shall promptly pay, or cause the payment of, the amount thereof to Genworth. The Buyer shall furnish or shall cause a Stock Sale Company to furnish, as appropriate, Genworth with a power of attorney or any other document or authorization necessary or appropriate to enable Genworth to obtain any Tax refunds to which it is entitled under this Section 7.4. In the event that any such Tax refund previously paid to Genworth is subsequently reduced as a result of any adjustment required by any Taxing Authority, Genworth shall promptly pay to the Buyer the amount of such reduction, together with any interest, penalty, addition to Tax or additional amount imposed with respect thereto by any Taxing Authority, net of any Tax benefit to the Buyer or to the Stock Sale Companies attributable thereto.

7.5. Cooperation.

(a) The Buyer and Genworth shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation, execution and filing of any Return, and with any Tax Proceeding, of the Stock Sale Companies. However, no loss, credit or other item of any of the Stock Sale Companies may be carried back without Genworth’s written consent, which Genworth may withhold in its absolute discretion, to a Tax period for which (i) any of the Stock Sale Companies and (ii) Genworth or any entity affiliated with Genworth filed a consolidated, unitary, combined or similar Return.

(b) After the Closing Date, each Return prepared or caused to be prepared by the Buyer with respect to any Stock Sale Company pursuant to Section 7.2(c) shall be subject to pre-filing review by Genworth and, in the event of any disagreement between Genworth and the Buyer or any Stock Sale Company, Genworth and the Buyer shall negotiate in good faith to resolve any such disagreement. If Genworth and the Buyer do not reach agreement in a reasonable period of time not to exceed 60 days, such disagreement shall be resolved by the Third Party Accountants, and the determination by the Third Party Accountants shall be final. If such determination is not received before the due date (taking extensions into account) for filing the Return at issue, the Buyer shall cause such Return to be timely filed. If the determination is contrary to the position of the Buyer and if that position was reflected in the Return as filed, the Buyer shall cause to be filed an amended Return respecting such determination, and the Buyer shall pay, indemnify Genworth and its Affiliates against, and hold Genworth and its Affiliates harmless from any resulting interest, penalty and addition to Tax. The fees and expenses of the Third Party Accountants shall be borne equally by Genworth and the Buyer. Unless otherwise agreed by the parties, the Returns subject to pre-filing review shall be submitted by the Buyer to Genworth at least 20 days, 10 days in the case of premium tax Returns, prior to the due date (including extensions) of such Return, and Genworth shall either complete its review or provide written comments on such Return within 10 days, 5 days in the case of premium tax Returns, of receipt of such Return. The procedure described in this Section 7.5(b) is referred to herein as the “Tax Pre-Filing Review Procedure.”

7.6. Tax Indemnification.

(a) Except as otherwise provided in this Article VII, Genworth shall indemnify the Buyer, its Affiliates, and the Stock Sale Companies against and hold each harmless from:

(i)	any Tax of any Stock Sale Company for a Pre-Closing Tax Period, except:

(1) Taxes paid to the appropriate Taxing Authority by or for the account of the Stock Sale Companies on or prior to the Closing Date and

(2) to the extent of the amount of any accrued liability for Taxes on the Final Closing Balance Sheet, reduced by the amount of actual payments of the Tax Allocation Amounts provided for in Section 7.8;

(ii)	any liability of a Stock Sale Company for Taxes of any Person (other than a Stock Sale Company) as a result of having been a member of a consolidated group that included General Electric Company or Genworth, pursuant to any provision of joint and several liability including, without limitation, Treasury Regulation Section 1.1502-6 and any corresponding provision of state or local Tax Law;

(iii)	any liability for Taxes resulting from a breach or inaccuracy of the representations contained in Section 3.12 or Section 7.1 (for this purpose, the breach of any representation or warranty shall be determined without regard to materiality);

(iv)	any Income Taxes attributable to the making of the Section 338(h)(10) Election; provided, however, that for the avoidance of doubt, any Taxes related to any step down in the basis of the assets of any of the Stock Sale Companies resulting from the Section 338(h)(10) Election or any Taxes of any Stock Sale Company as the “new target” corporation shall not be treated as a Tax attributable to the making of the Section 338(h)(10) Election;

(v)	any amount payable after the Closing Date, as a Tax or otherwise, as a result of a Stock Sale Company’s being party to any Tax Sharing Agreement entered into before the Closing Date other than any payments provided for in Section 7.8; and

(vi)	any net increase in Taxes in a Post-Closing Tax Period resulting from adjustments to or changes in Tax items relating to any of the Stock Sale Companies for any Pre-Closing Tax Period, whether such adjustments or changes are voluntarily made or are required by a Taxing Authority; provided, however, it is understood and agreed for the avoidance of doubt that there can be no such net increase in Income Tax with respect to any Stock Sale Company in jurisdictions for which a Section 338(h)(10) Election is made.

Notwithstanding anything else in this Agreement to the contrary, Genworth shall not indemnify Buyer for (i) any payments relating to current Income Taxes made pursuant to Section 7.8 that Genworth timely remits to the appropriate Taxing Authority in respect of the Stock Sale Companies, and (ii) any other payments made pursuant to Section 7.8.

(b) Except as otherwise provided in this Article VII, the Buyer shall indemnify Genworth and its Affiliates (other than the Stock Sale Companies) from and against and hold them harmless from:

(i)	any Tax of any Stock Sale Company for a Post-Closing Tax Period; and

(ii)	all Taxes resulting from any action, taken without Genworth’s written consent by the Buyer or any of the Stock Sale Companies after the Closing, in contravention of Section 7.2(e).

In addition, the Buyer shall pay to Genworth (subject to the provisions of Section 7.6(e) and without duplication thereof) the amount of any net decrease in Taxes in a Post-Closing Tax Period resulting from adjustments to or changes in Tax items relating to any of the Stock Sale Companies for any Pre-Closing Tax Period, whether such adjustments or changes are voluntarily made or are required by a Taxing Authority; provided, however, it is understood and agreed for the avoidance of doubt that there can be no such net decrease in Income Tax with respect to any Stock Sale Company in jurisdictions for which a Section 338(h)(10) Election is made.

(c)(i) Following the Closing Date, Genworth shall control the conduct of all stages of any Tax Proceeding involving Taxes for which Genworth could be held liable pursuant to this Article VII. The Buyer shall furnish or shall cause a Stock Sale Company to furnish, as appropriate, Genworth with powers of attorney or any other document or authorization necessary or appropriate to enable Genworth to exercise the control provided Genworth in this Section 7.6(c). The Buyer (i) shall, within thirty days from its or any Stock Sale Company’s receipt of any written notice of any pending or threatened Tax Proceeding with respect to which indemnification may be sought against Genworth under this Article VII, provide written notice to Genworth thereof, and (ii) shall not and shall not permit any of its Affiliates to take any action with respect to any Tax Proceeding (including, without limitation, accepting in whole or in part any proposed adjustment, waiving any right, or entering into any settlement or agreement in compromise) that could result in a claim for indemnification against Genworth pursuant to this Article VII without Genworth’s express written consent. Notwithstanding Genworth’s obligations under Section 7.3 or under this Section 7.6, Genworth shall have no obligation to pay or to indemnify or hold Buyer or any of its Affiliates (including the Stock Sale Companies) harmless from, and Buyer shall indemnify Genworth against, any Tax imposed or assessed to the extent such Tax is greater than it would have been because of (i) the failure of Buyer to notify Genworth as required by this paragraph, if such failure adversely affects Genworth’s ability to respond adequately in a timely manner to the notice of a Tax Proceeding, or (ii) any action taken without Genworth’s written consent in contravention of the immediately preceding sentence. Genworth may elect to forgo control of any Tax Proceeding that it is entitled to control pursuant to this Section 7.6(c), and shall notify the Buyer if Genworth elects to forgo such control. In that event, the Buyer shall control the conduct of such Tax Proceeding, but shall afford Genworth and its Tax advisors a reasonable opportunity to participate (at Genworth’s expense) in the conduct of such Tax Proceeding, including, without limitation, the right to participate in conferences with Taxing Authorities and submit pertinent material in support of Genworth’s position.

(ii) Notwithstanding anything else in Section 7.6(c) or anything else in this Agreement to the contrary, Buyer shall control the conduct of all the stages of any Tax Proceeding involving Taxes included in the consolidated federal Income Tax Return of the Buyer or any Affiliate of the Buyer for a Tax period that begins after the Closing Date, and with respect to Post-Closing Tax Period Taxes for which Genworth is the indemnifying party, Genworth’s control of the Tax Proceeding shall be limited to the Tax items it is responsible for indemnifying.

(d) For purposes of this Article VII, in the case of any Taxes that are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the Pre-Closing Tax Period shall (i) in the case of any Taxes that are periodic and fixed in amount (for example, real or personal property taxes), be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of all other Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. The allocations of Taxes pursuant to the preceding sentence shall be made first without taking into account any Tax credits. The parties will negotiate in good faith regarding the appropriate allocation of credits with respect to any such Tax. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Stock Sale Companies, unless otherwise required by Law or agreed by Genworth and the Buyer.

(e) The amount of any Tax indemnification otherwise payable by Genworth under this Agreement shall be reduced by the amount of (or, in the case of a Tax benefit to be realized subsequently, the then-present value of) any Tax benefit for any Tax period to the Buyer or any of its Affiliates (including the Stock Sale Companies) resulting from any adjustment to or change in any Tax item relating to any of the Stock Sale Companies for any Pre-Closing Tax Period. Such present value shall be based on a discount rate, per annum, equal to the applicable federal rate determined pursuant to Section 1274(d) of the Code.

(f) Notwithstanding any other provision of this Agreement, Genworth shall not be liable for (and the Buyer shall pay, indemnify Genworth and its Affiliates against, and hold Genworth and its Affiliates harmless from) any Taxes resulting from any transaction or event that is outside the ordinary course of business and occurs after the Closing but on the Closing Date, unless such transaction or event is initiated by Genworth or a Stock Sale Company before the Closing.

(g) The indemnifying party under this Section 7.6 shall also be responsible for any reasonable fees and other out-of-pocket costs (including reasonable outside professional fees and costs) incurred in contesting or otherwise in connection with any Taxes indemnified pursuant to this Section 7.6, excluding any fees or costs of counsel or other third-party advisors incurred by the indemnified party without the indemnifying party’s prior written consent while the indemnifying party has the right to control the Tax Proceeding to which such fees and costs relate.

7.7. Section 338 Elections

(a) Genworth and the Buyer shall timely make or shall cause the appropriate Persons to timely make joint elections (collectively, the “Section 338(h)(10) Election”), with respect to the purchase of the stock of any of the Stock Sale Companies identified in writing to Genworth no later than the Closing Date under (i) Section 338(h)(10) of the Code and (ii) any analogous election with respect to state, local or foreign income Taxes, to the extent that such election is separately available, in each state, local and foreign jurisdiction where such Stock Sale Companies (or any of them) currently file income Tax Returns. Genworth and the Buyer shall report (or shall cause an appropriate Person to report), in connection with the determination of Taxes, the purchase of the stock of such Stock Sale Companies pursuant to this Agreement in a manner consistent with the Section 338(h)(10) Election.

(b) The Buyer shall be responsible for the preparation and filing of Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulation Section 1.338(h)(10)-1 and other forms that are required to be submitted to any federal, state, county, or other local taxing authority in connection with a Section 338(h)(10) Election (the “Section 338 Forms”). Genworth shall execute, or shall cause an appropriate Person to execute and deliver to Buyer such Section 338 Forms as are requested by Buyer to complete properly the Section 338(h)(10) Election at least 20 days before the date such Section 338 Forms are required to be filed; provided that Buyer shall have delivered to Genworth all the Section 338 Forms properly completed in accordance with applicable Law no less than 45 days before the date such Section 338 Forms are required to be filed.

(c) As soon as practicable after the Closing Date, Buyer shall deliver to Genworth a written notice setting forth (with reasonable specificity) Buyer’s good faith calculation of aggregate deemed sales price (“ADSP “) and the allocation thereof among the assets of the Stock Sale Companies in accordance with the principles of the applicable Treasury regulations (the “Buyer’s Allocation”). Within 20 Business Days after receipt thereof, Genworth shall deliver to Buyer written notice indicating whether Genworth disagrees with the Buyer’s Allocation. If Genworth agrees with the Buyer’s Allocation or if Genworth fails to deliver such written notice within such 20 Business Days, Buyer’s Allocation shall constitute the “Agreed Allocation.” If Genworth provides timely written notice to Buyer of any disagreement with the Buyer’s Allocation, the parties shall negotiate in good faith to determine the Agreed Allocation. If they do not reach agreement within 30 days after commencing negotiations, the parties shall promptly submit the items in dispute to the Third Party Accountant, who shall resolve all such disputed items and finalize the Agreed Allocation as promptly as practicable. The fees and expenses of the Third Party Accountant shall be borne equally by the parties. Except as determined to the contrary by the appropriate Taxing Authority upon an audit of its (or its Affiliates’) returns, the parties shall file (or cause to be filed) all relevant Returns consistent with the Agreed Allocation and shall not take (or permit any affiliate to take) any position inconsistent with the Agreed Allocation unless required by law to do so); provided, however, that (i) the deemed purchase prices of the assets may differ from the deemed sales prices in order to reflect the Buyer’s transaction costs not included in the Agreed Allocation, and (ii) the amounts realized on the deemed sales of assets may differ from the deemed sales prices reflected in the Agreed Allocation in order to reflect transaction costs that reduce the amounts realized for federal income Tax purposes.

(d) Notwithstanding any other provision of this Agreement, if the Buyer makes an election under Section 338 (other than the Section 338 (h)(10) Election) with respect to any of the Stock Sale Companies, the Buyer shall prepare and file the Returns for, be responsible for the payment of, indemnify and hold Genworth and its Affiliates harmless from, and be entitled to any refund of, any Taxes resulting from the election (and any corresponding election under state or local Law).

7.8. Termination of Existing Tax Sharing Agreements.

Any and all existing Tax Sharing Agreements shall be terminated with respect to Genworth or a Genworth Affiliate and each Stock Sale Company as of the Closing Date and thereafter neither Genworth (or any Genworth Affiliate) nor any Stock Sale Company shall have any continuing liability or rights with respect to each other under any such agreement. Notwithstanding the foregoing, as provided in Paragraph [4] of the Tax Sharing Agreements Release, to the extent there is accrued on the Final Closing Balance Sheet a liability with respect to any Stock Sale Company for Tax payments under a Tax Sharing Agreement, that Stock Sale Company shall make a final payment under the Tax Sharing Agreement equal to the amount so accrued. To the extent there is accrued on the Final Closing Balance Sheet a receivable with respect to any Stock Sale Company for Tax payments under a Tax Sharing Agreement, Genworth shall make, or shall cause to be made, a final payment to that Stock Sale Company under the Tax Sharing Agreement equal to the amount so accrued. In addition, to the extent there is accrued on the Final Closing Balance Sheet a liability for any Stock Sale Company for Taxes that is not otherwise described in this Section 7.8 and that is associated with any consolidated, unitary, combined, or similar Return that Genworth has responsibility for filing pursuant to Section 7.2(b)(i) and for paying the Tax pursuant to Section 7.3 of this Agreement, the Stock Sale Company shall make a payment to Genworth equal to the amount so accrued. Payments under this Section 7.8 are referred to herein as the “Tax Allocation Amounts.” The Tax Allocation Amounts shall be payable at the time the Adjustment Amount described in Section 2.6(g) becomes payable, or, if the Adjustment Amount is zero, when the Adjustment Amount would be payable were it not zero.

7.9. Survival and Exclusivity.

Notwithstanding anything in this Agreement to the contrary, the indemnification provisions of this Article VII shall survive until the expiration of all applicable statutes of limitations with respect to the assessment of Tax giving rise to a claim hereunder (giving effect to any waiver or extension thereof), and subject to the requirements of Section 7.6(c), any claim for indemnity under this Article VII may be made at any time prior to 60 days after the expiration of such statutes of limitations. Any such claim shall be made by the indemnitee by providing to the indemnifying party written notice thereof. Notwithstanding Article X or any other provision of this Agreement, Genworth shall not have any liability under this Agreement for or with respect to any Taxes of any of the Stock Sale Companies except as otherwise expressly provided in this Article VII. For the avoidance of doubt, any indemnification for Damages other than Taxes arising out of a breach of any representations or warranty contained in Section 3.12 or 7.1(s) shall be provided for in Article X.

7.10 Second Closing.

In the event of a Second Closing, insofar as they relate to DHI or CA Benefits, all provisions in this Article VII shall be applied by substituting the Second Closing for the Closing.

ARTICLE VIII

COVENANTS REGARDING EMPLOYEES

8.1. Employee Benefit Matters.

(a) Genworth and the Buyer agree that any obligations of any of the Stock Sale Companies with respect to any of the Employee Benefit Plans and the participation of each of the Employees and their dependents and beneficiaries therein shall cease at the Closing Date and no Employee, dependent or beneficiary shall have any claim against any of the Stock Sale Companies arising out of such plans after the Closing Date. The Buyer (and each of the Stock Sale Companies after the Closing Date) shall have no liability, duties or obligations with respect to any Employee Benefit Plans or to any Employee, former employee or beneficiary, dependent or other party enforcing the same or having or claiming an interest thereunder, including governmental agencies.

(b) Prior to the Closing Date, Genworth shall take the necessary steps to cause the transfer of each of the Employees to the Stock Sale Companies.

(c) As of the Closing Date, the Buyer agrees to initially continue the employment of all of the Employees, including any Employee who has rights of employment upon return from any vacation, approved leave or other approved absence:

(i) in the same or similar type of business as the Employees are engaged in immediately prior to the Closing Date and (ii) with a comparable total annual cash compensation opportunity (i.e. base salary or wages together with cash incentive or bonus opportunities); provided, however, that with respect to any Employee who as of the Closing Date is on a disability leave of absence, the Buyer shall have no obligation to employ such Employee unless such Employee returns to work within one year following the date hereof. The Buyer further agrees to provide the same benefits to the Employees as are provided to similarly situated U.S. employees of the Buyer. The employee benefit plans of the Buyer (the “Buyer Plans”) shall not include a waiting or eligibility period (except to the extent any such Employees are subject to a waiting or eligibility period under the Employee Benefit Plans) or a preexisting condition restriction or limitation and, to the extent that such Employees have satisfied any internal limits, deductibles or co-payment requirements of such Employee Benefit Plans for the year that includes the Closing Date, such amounts will be credited toward the satisfaction of any such requirements under the Buyer Plans. The Buyer will perform an analysis of each Employee contribution or premium levels under Buyer’s Employee Benefit Plans as compared to Genworth’s Employee Benefits Plans and will consider taking action based on the results of such analysis.

(d) The Buyer and the Buyer Plans shall be responsible for any continuation coverage obligations under COBRA with respect to each Employee and each qualifying beneficiary (as defined in Section 4980B(g) of the Code) of an Employee for any qualifying event occurring on or after the Closing Date.

(e) For purposes of eligibility and vesting under any of Buyer’s Employee Benefit Plans or human resources policies, and for any other service related entitlements, Buyer shall recognize the same years of service for the Employees recognized and confirmed by Genworth immediately prior to the Closing Date.

(f) The Buyer agrees that it will credit (or cause such applicable Stock Sale Company to credit) Employees in 2007 with accrued time that is earned under the terms of Genworth’s paid time off policies in effect prior to the Closing but is unused as of the Closing Date. The Buyer further agrees that it will assume the liability for payment of the second retention payment to be paid twelve months after the Closing Date pursuant to the Genworth/EBG retention plan described in Schedule 8.1(f). Schedule 8.1(f) lists each Employee covered by the Genworth/EBG retention plan and the liability under the plan with respect to each such Employee.

(g) From time to time after the Closing Date, Genworth and the Buyer may require information with respect to one or more of the Employees. Genworth and the Buyer agree to furnish such information to the other, if available and legally permissible, within 15 days after receipt of any reasonable and lawful written request from the other.

ARTICLE IX

TERMINATION

9.1. Termination.

This Agreement may be terminated prior to the Closing Date only as follows:

(a) by mutual written consent of Genworth and the Buyer;

(b) by Genworth or the Buyer if (i) the initial Closing Date shall not have occurred on or before six months after the date of this Agreement or (ii) with respect to the purchase of the DHI Stock, if the Second Closing shall not have occurred on or before twelve months after the date of this Agreement, or such later date as the parties may agree in writing (provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause, in whole or in part, of the failure of the Closing Date to occur on or before such date; or

(c) by Genworth or the Buyer, if any court of competent jurisdiction in the United States or other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

9.2. Effect of Termination.

In the event of termination by the Buyer or Genworth pursuant to Section 9.1, prompt written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i)	each party shall return to the other party all documents and other materials received from such other party or such other party’s Affiliates or agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

(ii)	all Confidential Information received by either party with respect to the other party and its Affiliates shall be treated in accordance with Section 5.5, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(b) If this Agreement is terminated pursuant to Section 9.1 hereof, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, except for Section 5.5 (including Section 5.5(d)) relating to Confidential Information, Section 5.2 relating to publicity, Section 11.5 relating to expenses, and except for any liability resulting from such party’s or its Affiliates’ or representatives’ breach of this Agreement or from any act of fraud or intentional misrepresentation.

ARTICLE X

INDEMNIFICATION

10.1. Indemnification by Genworth.

(a) Genworth agrees to indemnify and hold harmless the Buyer Indemnified Persons from and against, and reimburse them for, any and all Damages that any of the Buyer Indemnified Persons may suffer or incur or become subject to, as a result of, arising out of or relating to:

(i)	the inaccuracy or breach of any representation or warranty (in each case without giving effect to any limitation as to materiality or Material Adverse Effect contained therein, except in the case of Sections 3.22 and 3.28 and solely in the case of Sections 3.13(c), 3.15(h), 3.19(d), 3.19(f) and 3.21, without giving effect to any limitation as to the Knowledge of Genworth) made by Genworth to Buyer in this Agreement or any certificate or instrument delivered pursuant hereto;

(ii)	any failure by Genworth to carry out, perform, satisfy or discharge any of its covenants, agreements, undertakings, liabilities or obligations in or under this Agreement;

(iii)	the Baylor Litigation (net of any reserves established specifically for such matter as such reserves existed on the Closing Date (the “Baylor Reserve” ));

(iv)	any COLI Liabilities; and

(v)	the provision of services pursuant to the Transition Services Agreement arising out of the failure of Genworth to obtain the Approvals from third parties necessary to provide such services.

(b) Notwithstanding the provisions of Section 10.1(a), Genworth shall not be required to indemnify any of the Buyer Indemnified Persons with respect to the matters described in Section 10.1(a)(i):

(i)	unless and until the amount of the Damages for which indemnification pursuant to Section 10.1(a)(i) is sought shall exceed $6,500,000 (the “Basket”), and then only to the extent such Damages exceed the Basket;

(ii)	for any individual claim with respect to Damages that does not, or any related collection of claims that in the aggregate do not, exceed $50,000 (the “Minimum Claim”), which claims shall not be applied to or considered for purposes of calculating the Basket and Cap;

(iii)	except with respect to the representations in Section 3.5, unless the right to indemnity is asserted on or before the second anniversary of the Closing Date pursuant to Section 10.3 or until the expiration of the survival period, if a longer period is so provided for under Section 10.7; and

(iv)	for any matter, to the extent that the aggregate amount of the Damages for which Buyer Indemnified Persons have been indemnified exceeds $162,500,000.00 (the “Cap”).

For the avoidance of doubt, (i) Genworth agrees that any claim by a Buyer Indemnified Person for indemnification pursuant to Section 10.1(a)(ii) through Section 10.1(a)(iv) shall not be subject to the provisions of this Section 10.1(b) and (ii) the existence of any Law precluding the recovery of punitive damages under a contract of insurance shall have no effect on the recoverability under this Agreement of any indemnification for any COLI Liabilities.

10.2. Indemnification By Buyer.

(a) The Buyer agrees to indemnify and hold harmless the Genworth Indemnified Persons from and against and reimburse them for, any and all Damages that any of the Genworth Indemnified Persons may suffer or incur or become subject to, as a result of, arising out of or relating to:

(i)	the inaccuracy or breach of any representation or warranty (in each case without giving effect to any limitation as to materiality or Material Adverse Effect contained therein) made by the Buyer to Genworth in this Agreement or any certificate or instrument delivered pursuant hereto;

(ii)	any failure by the Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations in or under this Agreement;

(iii)	any actions taken by the Stock Sale Companies after the Closing or any failures of the Stock Sale Companies to take any actions after the Closing; and

(iv)	any claims arising from or relating to Genworth’s or its Affiliates’ guarantees of any real property leases set forth on Schedule 5.17 hereto to the extent relating to actions or circumstances occurring after the Closing.

(b) The foregoing notwithstanding, the Buyer shall not be required to indemnify any of the Genworth Indemnified Persons with respect to the matters described in Section 10.2(a)(i):

(i)	unless and until the amount of Damages for which indemnification pursuant to Section 10.2(a)(i) is sought shall exceed the Basket and then only to the extent such Damages exceed the Basket;

(ii)	for any individual claim with respect to Damages that does not, or any related collection of claims that in the aggregate do not, exceed the Minimum Claim, which claims shall not be applied to or considered for purposes of calculating the Basket and Cap;

(iii)	unless the right to indemnity is asserted on or before the second anniversary of the Closing Date pursuant to Section 10.3 or until the expiration of the survival period if a longer period is so provided for under Section 10.7; and

(iv)	for any matter, to the extent that the aggregate amount of Damages for which the Genworth Indemnified Persons have been indemnified exceeds the Cap.

(c) The Buyer agrees that any claim by a Genworth Indemnified Person for indemnification pursuant to Sections 10.2(a)(ii) and (iv) shall not be subject to the provisions of this Section 10.2(b).

10.3. Indemnification Procedures.

Each party entitled to indemnification under this Agreement (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has knowledge of any claim as to which indemnity may be sought; provided, however, that the failure to give such notice shall not affect the indemnification sought hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to any third-party claim as to which indemnity may be sought hereunder. The Indemnified Party shall then permit the Indemnifying Party (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided that the Indemnified Party may participate in such defense at any time, but only at such Indemnified Party’s expense. The Indemnified Party shall not be required to commence litigation or take any action against any third party prior to making a claim for indemnity hereunder. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation or (ii) includes any relief thereunder other than for monetary damages. In the event that the Indemnifying Party does not assume the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion using reasonable business judgment. For purposes of this Section 10.3, all notice requirements hereunder with respect to the Baylor Litigation shall be deemed to have been provided by Buyer upon entering into this Agreement.

10.4. Insurance Proceeds.

The amount of any indemnification payable in connection with any transaction contemplated by this Agreement shall be net of any insurance proceeds available under any insurance policies in effect at the time to a Buyer Indemnified Person or a Genworth Indemnified Person, respectively, in connection with the events or circumstances giving rise to the indemnification.

10.5. After-Tax Calculation.

The amount of any indemnification payable in connection with any transaction contemplated by this Agreement shall be (i) net of any federal or state Tax benefit realized by the Indemnified Party by reason of the facts and circumstances giving rise to the indemnification, and (ii) increased by the amount of any federal or state Tax required to be paid by the Indemnified Party on the accrual or receipt of the indemnification payment (including any amount payable pursuant to this clause (ii)). For purposes of the preceding sentence, the amount of any state Tax benefit or cost shall take into account the federal Tax effect of such benefit or cost.

10.6. Treatment of Indemnification; Certain Reserves.

(a) The payment of any amount pursuant to the indemnification provisions of this Agreement or pursuant to Sections 7.3(c) and 7.4 of this Agreement shall be an adjustment of the Purchase Price.

(b) To the extent that Damages and any other costs or expenses incurred by the Stock Sale Companies in connection with the defense and settlement of Baylor Litigation following the Closing Date are in aggregate less than the Baylor Reserve, Buyer will promptly pay to Genworth the difference between the Baylor Reserve and such amount of Damages and costs and expenses.

10.7. Survival of Representations and Warranties.

All representations and warranties contained in this Agreement shall survive the Closing and shall terminate and expire at the close of business on the two year anniversary of the Closing Date; provided, that (a) the representations and warranties in Sections 3.5 (Capital Stock of the Stock Sale Companies), 3.4 (Authorization) and 4.2 (Authorization) shall survive the Closing indefinitely and (b) the representations and warranties in Sections 3.12 (Employee Benefits) and 7.1 (Tax Representations) shall survive the Closing until six months after the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings thereof). All covenants and agreements contained in this Agreement, shall survive the Closing until fully performed or otherwise expiring by their terms hereunder.

10.8. Exclusivity of Rights and Procedures.

Except as set forth in Article VII of this Agreement, and subject to each party’s right to seek specific performance pursuant to Section 11.17 and to pursue any claim with respect to fraud or intentional misrepresentation, the indemnification provided in this Article X shall be the exclusive remedies of each of the Genworth Indemnified Persons and the Buyer Indemnified Persons for any claim any of them may have, whether pursuant to this Agreement or otherwise, relating in whole or in part, to the matters specified in Section 10.1(a) or Section 10.2(a) hereof other than any covenants by the parties that extend beyond the Closing Date.

ARTICLE XI

MISCELLANEOUS

11.1. Entire Agreement.

This Agreement (including the Schedules and Exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement, dated as of October 13, 2006, between Genworth and the Buyer or its Affiliate(s) constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or therein.

11.2. Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

11.3. Certain Limitations.

It is the explicit intent and understanding of each of the parties hereto that none of the parties nor any of their Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement, including the Schedules and Exhibits hereto, and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OWNED PERSONAL PROPERTY. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT THE BUYER TAKES SUCH ASSETS “AS IS” AND “WHERE IS.” The parties agree that this is an arm’s length transaction in which the parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. The Buyer acknowledges that it is a sophisticated investor, and that it has only a contractual relationship with Genworth based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between the Buyer and Genworth.

11.4. Extension; Waiver.

At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein, other than the conditions contained in Sections 6.1(a) and 6.1(c) hereof. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

11.5. Expenses.

Except as otherwise specifically provided for in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, brokers, financial advisors, accountants and other experts and the other expenses incident to this Agreement and the transactions contemplated hereby.

11.6. Bulk Sales Waiver.

The Buyer hereby waives compliance with all applicable bulk sales Laws.

11.7. Governing Law.

This Agreement shall be governed by and construed and interpreted according to the Laws of the State of New York, without regard to the conflicts of Law rules thereof.

11.8. Assignment.

This Agreement and each party’s respective rights, interests or obligations hereunder may not be assigned (other than by operation of law) at any time except as expressly set forth herein without the prior written consent of the other party except that either party may assign its rights hereunder to a direct or indirect wholly owned subsidiary; provided, however, that such assignment shall not relieve the assigning party of its obligations hereunder.

11.9. Notices.

All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger, facsimile or overnight delivery service, or within five days of being mailed by registered or certified United States mail, postage prepaid, return receipt requested, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 11.9:

If to Genworth:	Genworth Financial, Inc.
6604 West Broad Street
Richmond, Virginia 23230
Fax Number: (804) 662-2414
Attention: Leon E. Roday, Esq.

With a copy to:	Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Fax Number: (804) 788-8218
Attention: Allen C. Goolsby, Esq.

If to the Buyer:	Sun Life Financial Inc.
One Sun Life Park
Wellesly Hills, MA 02481
Fax Number: (781) 446-1117
Attention: Scott M. Davis, Esq.

With a copy to:	LeBoeuf, Lamb, Greene & MacRae LLP
125 West 55th Street
New York, New York 10019
Fax Number: 212-424-8500
Attention: John M. Schwolsky, Esq.
Gary D. Boss, Esq.

11.10. Counterparts; Headings.

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

11.11. Interpretation; Construction.

(a) Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders.

(b) This Agreement has been fully negotiated by the parties hereto and shall not be construed by any Governmental Authority against either party as the drafting party.

(c) When a reference is made in this Agreement to an Article or Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated.

(d) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(e) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement.

(f) References to “transactions contemplated by this Agreement” or “transactions contemplated hereby” shall include the transactions contemplated by the Ancillary Agreements.

(g) Any references to “consistent with past practices” and words of similar import when used in this Agreement shall not apply if the applicable entity does not have any past practices in the applicable area.

11.12. Severability.

If any provision of this Agreement shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any Law, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatever. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.13. No Reliance.

No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement and Genworth and the Buyer assume no liability to any third party because of any reliance on the representations, warranties and agreements of Genworth and the Buyer contained in this Agreement, other than Article X hereof, which are intended to be for the benefit of the persons expressly covered thereby and may be enforced by such persons.

11.14. Retention of and Access to Records.

In connection with any matter relating to any period prior to, or any period ending on or after the Closing, the Buyer and Genworth shall, upon the request and at the expense of the other party, permit the requesting party and its representatives full access at all reasonable times to any Books and Records in such other party’s possession to the extent reasonably required by the requesting party for any financial accounting, tax, litigation, regulatory or actuarial reporting, and shall also afford the other with full access at all reasonable times to all necessary personnel in connection therewith. Neither party shall dispose of any Books and Records during the seven-year period beginning with the Closing Date without the other party’s written consent, which shall not be unreasonably withheld or delayed. Following the expiration of such seven-year period, either party may dispose of such Books and Records at any time provided that with respect to Books and Records relating to Taxes, following the expiration of such seven-year period, upon giving 60 days prior written notice to the other party, unless the other party agrees to take possession of such Books and Records within 60 days at no expense to the disposing party, either party may dispose of such Books and Records.

11.15. Cooperation.

The parties acknowledge that the expeditious and equitable settlement of disputes arising under this Agreement is to their mutual advantage. To that end, prior to commencing litigation with respect to any matter arising under this Agreement the parties agree to seek to resolve all differences of opinion and to settle all disputes through joint cooperation and consultation between a senior executive officer of each party to such dispute, to the extent reasonable under the circumstances.

11.16. Further Assurances.

(a) Genworth and the Buyer agree, and Genworth, prior to the Closing, and the Buyer, after the Closing, agree to cause the Stock Sale Companies to take such other actions, execute and deliver such other documents, certificates, agreements or other writings and provide such access as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Purchased Stock to the Buyer, perform other covenants under this Agreement or take such other actions as may be necessary or desirable in order to consummate or implement as promptly as practicable the transactions contemplated by this Agreement.

(b) The Buyer agrees to cooperate and provide any assistance reasonably requested by Genworth in order to permit Genworth to comply with the terms and provisions of Stock Purchase and Exchange Agreement, dated December 9, 1999, by and among GE Financial Assurance Holdings, Inc., GE Life and Annuity Assurance Company, PM Holdings, Inc. and Phoenix Group Holdings, Inc. and the Stock Purchase Agreement, dated December 31, 1998, by and between GE Financial Assurance Holdings, Inc. and Pacific Life and Accident Insurance Company. Genworth agrees to indemnify Buyer for any Damages or other costs or expenses incurred by Buyer in connection with any actions taken pursuant to this Section 11.16.

11.17. Specific Performance.

The parties agree that irreparable damage may occur in the event any provision of this Agreement were not performed by Genworth or the Buyer in accordance with the terms hereof and that, prior to the termination of this Agreement, the terminating party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.18. Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each party irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of this Agreement which is brought by or against such party, and each party agrees not to commence any action, suit or proceeding relating to this Agreement except in such court. For purposes of any such proceeding, each party hereby waives to the fullest extent permitted by applicable Law, any claim that (a) such party is not personally subject to the jurisdiction of such court, (b) such party is immune from any legal process with respect to its property or (c) any such suit, action or proceeding is brought in an inconvenient forum.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby.

(c) Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the waiver set forth in the foregoing clause (b), (ii) it understands and has considered the implications of such waiver, (iii) it makes such waiver voluntarily and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.18.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

GENWORTH FINANCIAL, INC.

By:	/s/ Joseph J. Pehota
Name:	Joseph J. Pehota
Title:	Senior Vice President - Business Development

SUN LIFE FINANCIAL INC.

By:	/s/ Richard P. McKenney
Name:	Richard P. McKenney
Title:	Executive Vice President

By:	/s/ Robert C. Salipante
Name:	Robert C. Salipante
Title:	President, Sun Life Financial U.S.